UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

☒	Filed by the Registrant	☐	Filed by a Party other than the Registrant

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

OMEROS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

2026 Notice of Annual Meeting of Shareholders & Proxy Statement

A Letter from Our Chairman and CEO

April 30, 2026

Dear Fellow Shareholder:

You are cordially invited to attend the 2026 Annual Meeting of Shareholders of Omeros Corporation. We plan to hold an entirely virtual meeting this year via live webcast on the Internet on Thursday, June 18, 2026, at 10:00 a.m. Pacific time.

You will be able to attend the meeting, vote and submit your questions via the Internet at www.virtualshareholdermeeting.com/OMER2026.

The attached Notice of Annual Meeting of Shareholders and Proxy Statement contain details of the business to be conducted at the annual meeting.

Whether or not you attend the annual meeting, it is important that your shares be represented and voted. Therefore, please vote as soon as possible by telephone, via the Internet or by completing and mailing the enclosed proxy card.

Voting by any of these methods will ensure your representation at the annual meeting. If you decide to attend the annual meeting, you will be able to vote virtually via the Internet even if you have previously submitted your proxy.

On behalf of our board of directors, I would like to express our appreciation for your continued support of Omeros. We look forward to your participation in the annual meeting.

Sincerely,

GREGORY A. DEMOPULOS, M.D.

Chairman and CEO

OMEROS CORPORATION The Omeros Building 201 Elliott Avenue West Seattle, Washington 98119

Notice of 2026 Annual Meeting of Shareholders

Your Vote is

Important

We encourage you to
vote in advance of the
meeting by one of the
following methods to
ensure that your shares
are represented at the
meeting.

By Internet:

www.proxyvote.com

By Mail:

Signing, dating and
promptly mailing the proxy card

By Phone:

1-800-690-6903

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2026 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 18, 2026

The proxy statement and the 2025 Annual Report to Shareholders are available to shareholders with their 16-digit control number at: www.proxyvote.com.

April 30, 2026

To our Shareholders:

We cordially invite you to the 2026 Annual Meeting of Shareholders (the 2026 Annual Meeting) of Omeros Corporation, a Washington corporation, to be held on Thursday, June 18, 2026, at 10:00 a.m. Pacific time. The meeting will be held virtually via live webcast on the Internet at www.virtualshareholdermeeting.com/OMER2026 for the following purposes:

1	to elect the three Class II director nominees named in this proxy statement to the board of directors, each to serve until the 2029 Annual Meeting of Shareholders;
2	to approve an advisory resolution on executive compensation;
3	to approve the Amended and Restated Omeros Corporation Omnibus Incentive Compensation Plan;
4	to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026; and
5	to transact such other business as may properly come before the 2026 Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice. The proxy statement accompanying this notice is being issued in connection with the solicitation by the board of directors of a proxy on the enclosed form of proxy card for use at the 2026 Annual Meeting.

Shareholders of record at the close of business on April 17, 2026 will be entitled to vote at the 2026 Annual Meeting, or any adjournment or postponement of the meeting.

There is no physical location for the 2026 Annual Meeting. You will be able to attend and participate in the 2026 Annual Meeting online, vote your shares electronically and submit your questions during the meeting by visiting: www.virtualshareholdermeeting.com/OMER2026 at the meeting date and time described in the accompanying proxy statement and entering the 16-digit control number included on your proxy card or in the instructions that accompanied your proxy materials. If you plan to attend the meeting virtually via the Internet, please see ‘‘Information Concerning Proxy Solicitation, Voting and the Meeting—Attending
the 2026 Annual Meeting.’’

We look forward to your participation in the 2026 Annual Meeting.

By Order of the Board of Directors,

PETER B. CANCELMO

Vice President, General Counsel and Secretary

Omeros Corporation	2026 Proxy Statement

Information Concerning Proxy Solicitation, Voting and the Meeting

Annual Meeting Overview

Date & Time Thursday, June 18, 2026, at 10:00 a.m. Pacific time	Virtual Meeting The 2026 Annual Meeting will be held virtually via live webcast on the Internet at www.virtualshareholdermeeting.com/OMER2026	Record Date April 17, 2026

General Information

The enclosed proxy is solicited on behalf of the board of directors of Omeros Corporation for use at the 2026 Annual Meeting
of Shareholders (the 2026 Annual Meeting) of Omeros Corporation to be held on Thursday, June 18, 2026, at 10:00 a.m.
Pacific time, or any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying
Notice of Annual Meeting of Shareholders. The 2026 Annual Meeting will be held virtually via live webcast on the Internet at www.virtualshareholdermeeting.com/OMER2026. This proxy statement, the enclosed proxy and the 2025 Annual Report to
Shareholders, which includes audited financial statements as of and for the year ended December 31, 2025, will be mailed on or about April 30, 2026 to all shareholders entitled to vote at the 2026 Annual Meeting.

Record Date and Quorum

Shareholders of record at the close of business on April 17, 2026, which we refer to as the record date, are entitled to notice of and to vote their shares at the 2026 Annual Meeting. As of the record date, 72,168,330 shares of Omeros’ common stock, par value $0.01 per share, were issued and outstanding. Holders of shares of common stock are entitled to cast one vote per share on all matters to be voted on at the 2026 Annual Meeting. The presence in person or by proxy of the holders of record of a majority of the outstanding shares of common stock entitled to vote is required to constitute a quorum for the transaction of business at the 2026 Annual Meeting.

Abstentions and broker non-votes (which occur when a broker lacks or declines to exercise discretionary authority to vote uninstructed shares on a matter) are considered shares present at the 2026 Annual Meeting for the purpose of determining the existence of a quorum. The inspector of elections will report the number of shares represented in person or by proxy at the meeting for purposes of determining whether or not a quorum is present at the 2026 Annual Meeting.

Omeros Corporation	2026 Proxy Statement | 1

Information Concerning Proxy Solicitation, Voting and the Meeting

Board Recommendation and Meeting Agenda

PROPOSAL	VOTE REQUIRED	BOARD VOTING RECOMMENDATION	PAGE REFERENCE
Election of Thomas J. Cable, Peter A. Demopulos, M.D. and Diana T. Perkinson, M.D. as Class II directors (Proposal 1)	The three candidates for Class II director who receive the highest number of affirmative votes will be elected. Shareholders are not entitled to cumulate votes for the election of directors. If votes cast against an incumbent director’s election exceed votes cast in favor of the director’s election, the director will be required to submit his or her resignation in accordance with our corporate governance principles, as described in greater detail on page 24.	FOR Each Director Nominee	9
Approval of an advisory resolution on executive compensation (Proposal 2)	The non-binding advisory resolution with respect to compensation of our named executive officers will be approved if the number of votes cast in favor of this proposal exceeds the number of votes cast against this proposal.	FOR	26
Approval of the Amended and Restated Omeros Corporation Omnibus Incentive Compensation Plan (Proposal 3)	The Amended and Restated Omeros Corporation Omnibus Incentive Compensation Plan will be approved if the number of votes cast in favor of this proposal exceeds the number of votes cast against this proposal.	FOR	51
Ratification of the Appointment of Independent Registered Public Accounting Firm (Proposal 4)	The appointment of Ernst & Young LLP as our independent registered public accounting firm will be ratified if the number of votes cast in favor of this proposal exceeds the number of votes cast against this proposal.	FOR	62

How to Vote

Voting Before the 2026 Annual Meeting

Whether or not you plan to attend the 2026 Annual Meeting, we encourage you to vote in advance of the meeting to ensure that your shares are represented at the meeting. Prior to the 2026 Annual Meeting, shareholders may cast their vote by one of the following methods:

BY INTERNET: www.proxyvote.com	BY MAIL: Signing, dating and promptly mailing the proxy card	BY PHONE: 1-800-690-6903

2 | 2026 Proxy Statement	Omeros Corporation

Information Concerning Proxy Solicitation, Voting and the Meeting

Voting by Internet and phone are available until 11:59 p.m. Eastern time (8:59 p.m. Pacific time) on Wednesday, June 17, 2026. You will need your 16-digit control number included in your proxy card or on the instructions that accompanied your proxy materials.

If you are a beneficial shareholder (i.e., your shares are held in street name through a bank or broker), you may receive additional instructions on how to vote from the bank or broker. You may contact the bank, broker or other institution where you hold your shares if you would like to request a voting instruction form or if you have questions about voting or obtaining your control number.

You may also submit questions for management in advance of the 2026 Annual Meeting by visiting www.proxyvote.com and logging in with your 16-digit control number.

Voting During the 2026 Annual Meeting

You can also attend the 2026 Annual Meeting and vote your shares during the live webcast. Even if you vote in advance of the 2026 Annual Meeting, you may still vote virtually via the Internet if you attend the meeting. See below for more details on attending the 2026 Annual Meeting.

Votes cast by proxy or directly by completing a ballot virtually at the 2026 Annual Meeting will be tabulated by representatives of Broadridge Financial Services, the inspector of elections appointed for the meeting.

Attending the 2026 Annual Meeting

Accessing the Webcast

The 2026 Annual Meeting will be a completely virtual meeting of shareholders, which will be conducted exclusively via live webcast on the Internet. No physical in-person meeting will be held.

You may access and view the meeting by visiting www.virtualshareholdermeeting.com/OMER2026. The online meeting will begin promptly at 10:00 a.m. Pacific time.

Shareholders as of the close of business on April 17, 2026 (the record date), or holders of a valid proxy for the meeting, will be able to vote their shares and submit questions during the meeting by entering their 16-digit control number. We encourage you to access the meeting prior to the start time and leave ample time for the check-in. If you do not have your 16-digit control number, you may still access and view the meeting, but you will not be able to vote your shares or submit questions during the meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting log-in page.

Control Number

To vote and submit questions at the 2026 Annual Meeting, you will need a 16-digit control number, which was included in your proxy card or the instructions that accompanied your proxy materials. If you are a beneficial shareholder and hold your shares in street name through a bank or broker, you may contact the bank, broker or other institution where you hold your shares if you would like to request a voting instruction form or if you have questions about voting or obtaining your control number.

Submitting Questions

This year’s shareholder Q&A session will include questions submitted both live and in advance. We encourage shareholders to submit any questions in advance of the meeting by visiting www.proxyvote.com and logging in with their 16-digit control number. Shareholders who attend the 2026 Annual Meeting and are logged in to www.virtualshareholdermeeting.com/OMER2026 using their 16-digit control number may also submit questions during the meeting.

Omeros Corporation	2026 Proxy Statement | 3

Information Concerning Proxy Solicitation, Voting and the Meeting

Revoking a Proxy

A shareholder can revoke his or her proxy before the time of voting at the 2026 Annual meeting by any of the following:

(1)	mailing a revised proxy card dated later than the prior proxy card;
(2)	submitting a new vote by telephone;
(3)	submitting a new vote via the Internet;
(4)	attending the 2026 Annual Meeting and voting, virtually via the Internet, during the meeting; or
(5)	notifying our corporate secretary in writing that the proxy is revoked. The revocation must be received before the start of the 2026 Annual Meeting to be effective.

Any beneficial shareholder may change or revoke his or her voting instructions by contacting the bank, broker or other institution where they hold their shares or by obtaining a proxy from such institution and voting virtually via the Internet at the 2026 Annual Meeting.

Abstentions and Broker Non-Votes

Abstentions will not be counted as votes cast for or against any of the proposals. Accordingly, abstentions will not affect the determination of the directors who have received the highest number of affirmative votes or whether the votes cast in favor of Proposals 2, 3 or 4 exceed those cast against each such proposal.

Brokers and other intermediaries who hold shares for the accounts of their clients may vote such shares either as directed by their clients or, in the case of ‘‘uninstructed shares,’’ in their own discretion if permitted by the applicable stock exchange regulations. Uninstructed shares for which brokers or other intermediaries lack or do not exercise voting discretion are referred to as ‘‘broker non-votes.’’ If your shares are held by a broker on your behalf and you do not instruct the broker as to how to vote your shares on Proposals 1, 2 or 3, the broker may not exercise discretion to vote on the applicable proposal. Broker non-votes will not be counted as votes cast and, as a result, will have no effect on these proposals. Brokers may exercise discretion to vote for or against Proposal 4, the ratification of the appointment of our independent registered public accounting firm, in the absence of your instruction. Brokers will have similar discretion to vote on any other routine proposals that are brought before the 2026 Annual Meeting.

Proxy Solicitation

This proxy statement is furnished in connection with the solicitation of your vote by the board of directors. We pay the costs of soliciting proxies from our shareholders. We may reimburse brokerage firms and other persons representing beneficial shareholders for their expenses in forwarding the voting materials to the beneficial shareholders. Directors, officers and regular employees may solicit proxies on our behalf personally, by telephone or by other electronic means without additional compensation. We may engage Georgeson LLC or another proxy solicitor to assist us in the solicitation of proxies at an anticipated cost in the range of $20,000 to $40,000.

4 | 2026 Proxy Statement	Omeros Corporation

Information Concerning Proxy Solicitation, Voting and the Meeting

‘‘Householding’’ of Proxy Materials

A copy of our 2025 Annual Report to Shareholders, including our 2025 Annual Report on Form 10-K, accompanies this proxy statement. If you are a beneficial shareholder, the bank, broker or other institution where you hold your shares may deliver a single proxy statement and 2025 Annual Report to Shareholders, along with individual proxy cards or voting instruction forms, to any household at which two or more beneficial shareholders reside unless you have provided instructions to the contrary. This procedure, referred to as householding, reduces the volume of duplicate materials shareholders receive and reduces mailing expenses. If you would like to revoke your consent to householding and in the future receive your own set of proxy materials, or if your household is currently receiving multiple copies of the same items and you would like in the future to receive only a single copy at your address, you should contact your bank, broker or other institution where you hold your shares.

Alternatively, you may also contact our corporate secretary at (206) 676-5000 or send a written request to our corporate secretary at The Omeros Building, 201 Elliott Avenue West, Seattle, Washington 98119 to revoke your consent to householding or to request prompt delivery of a separate proxy statement and 2025 Annual Report to Shareholders.

Shareholder Proposals for 2027 Annual Meeting

Under Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the Exchange Act), we must receive shareholder proposals intended for inclusion in our proxy statement for our 2027 Annual Meeting of Shareholders (the 2027 Annual Meeting) at our principal executive offices at The Omeros Building, 201 Elliott Avenue West, Seattle, Washington 98119, no later than December 31, 2026. However, if the date of the 2027 Annual Meeting changes by more than 30 days from the date of the 2026 Annual Meeting, notice by a shareholder of a proposal must be received a reasonable time before we begin to print and send the proxy materials for the 2027 Annual Meeting.

We must receive shareholder proposals submitted for consideration at the 2027 Annual Meeting, but not for inclusion in our proxy statement for the 2027 Annual Meeting under Exchange Act Rule 14a-8, and director nominations at our principal executive offices at The Omeros Building, 201 Elliott Avenue West, Seattle, Washington 98119, no later than December 31, 2026. However, if the date of the 2027 Annual Meeting changes by more than 30 days from the date of the 2026 Annual Meeting, notice by a shareholder of such a proposal or a director nomination must be received no later than the close of business on the later of (a) 120 calendar days in advance of the 2027 Annual Meeting and (b) 10 calendar days following the date on which public announcement of the date of the 2027 Annual Meeting is first made.

In addition, notice of any shareholder proposal must be given in accordance with our bylaws and the applicable requirements of Rule 14a-8 under the Exchange Act. If a shareholder fails to give notice of a proposal as required by our bylaws or other applicable requirements, then the proposal will not be included in the proxy statement for the 2027 Annual Meeting and the shareholder will not be permitted to present the proposal for a vote at the 2027 Annual Meeting.

A director nomination must be made in accordance with the notice and other requirements set forth in our bylaws. In addition, to comply with the SEC’s universal proxy rules, a shareholder who intends to solicit proxies in support of one or more director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 19, 2027.

Omeros Corporation	2026 Proxy Statement | 5

Fiscal Year 2025 Business Highlights

During 2025, we achieved significant regulatory and business development milestones while strengthening our financial position and continuing to advance our development pipeline, as highlighted below:

Achieving FDA Approval of YARTEMLEA and Beginning Commercial Launch (Narsoplimab)

On December 23, 2025, the U.S. Food and Drug Administration (FDA) approved YARTEMLEA® (narsoplimab-wuug) for the treatment of hematopoietic stem cell transplant-associated thrombotic microangiopathy (TA-TMA) in adults and pediatric patients two years of age and older. YARTEMLEA is the first and only approved therapy for TA-TMA and the first approved inhibitor of the lectin pathway of complement. By selectively inhibiting MASP-2, YARTEMLEA blocks activation of the lectin pathway while preserving classical and alternative complement functions important to host defense against infection. That distinction is reflected in its approved label: unlike other complement inhibitors, YARTEMLEA has no boxed warning, no Risk Evaluation and Mitigation Strategy (REMS), and vaccinations are not required prior to treatment.

We are commercializing YARTEMLEA in the U.S. market. We were well prepared for the commercial launch of YARTEMLEA, and initial shipments to our distributors began in January 2026. Early indicators, including the strong receptivity from transplant centers, the pace of formulary approvals, and the early alignment of payer coverage with the YARTEMLEA label, support our belief that YARTEMLEA could become standard of care in the treatment of TA-TMA.

Beyond the U.S., our marketing authorization application seeking approval of YARTEMLEA for TA-TMA remains under review by the European Medicines Agency, and we continue to evaluate opportunities for commercialization in other regions. We are also assessing opportunities for YARTEMLEA across indications involving lectin pathway activation, including acute respiratory distress syndrome (ARDS), sickle cell disease, acute kidney injury, solid organ transplant-related TMA, and delayed graft function.

6 | 2026 Proxy Statement	Omeros Corporation

Fiscal Year 2025 Business Highlights

Completing the Sale of Zaltenibart to Novo Nordisk (Zaltenibart)

On November 25, 2025, we closed an asset purchase and license transaction, in which Novo Nordisk received exclusive global rights in all indications to develop and commercialize our lead investigational MASP-3 inhibitor, zaltenibart (formerly OMS906), and certain related compounds and products. Zaltenibart is a first-in-class, late-stage clinical humanized monoclonal antibody targeting MASP-3, the most upstream and key activator of the alternative pathway of the complement system. Zaltenibart has shown multiple potential advantages over other alternative pathway inhibitors in development and on the market.

At closing, we received $240 million in upfront cash and can achieve $100 million more in near-term milestone payments. We are eligible to receive up to $410 million in additional development and regulatory milestone payments, up to $1.3 billion in one-time sales milestone payments, and tiered royalties on annual global net sales of applicable products at rates ranging from high single-digit to high-teens – a total potential value of $2.1 billion plus royalties.

We retain rights to our MASP-3 small-molecule program unrelated to zaltenibart, including the ability to develop and commercialize small- molecule MASP-3 inhibitors with limited restrictions on indications, as well as rights to our “grandfathered” MASP-3 antibodies, with temporal and indication restrictions on commercialization and for use in advancing our small-molecule therapeutics.

Strengthening Our Balance Sheet and Significantly Reducing Debt

During 2025, we took multiple actions to strengthen our balance sheet and simplify our capital structure:

•     In May 2025, we completed the exchange of $70.8 million of our 2026 convertible notes on a one-for-one basis for newly issued 2029 convertible notes.

•     Also in May 2025, we entered into note conversion agreements under which we converted $10.0 million aggregate principal amount of our 2026 convertible notes held by two holders into an aggregate of 2,819,866 shares of our common stock in three tranches.

•     In July 2025, we completed a registered direct offering to entities managed by Polar Asset Management Partners at a 14% premium to the closing price of our common stock on the date of the definitive agreement for the purchase of the shares, generating $20.3 million in net proceeds.

•     Concurrently with the closing of the Novo Nordisk transaction, we repaid in full the $67.1 million outstanding under our senior secured term loan, resulting in termination of the related credit agreement and the release in full of all liens and covenants thereunder, including the minimum liquidity covenant.

•     In February 2026, we repaid the remaining $17.1 million aggregate principal amount outstanding on our 2026 convertible notes at maturity.

As of December 31, 2025, we had $171.8 million in cash, cash equivalents and short-term investments, and our aggregate principal amount of debt had declined to $87.9 million, down 46.7% from December 31, 2024.

Omeros Corporation	2026 Proxy Statement | 7

Fiscal Year 2025 Business Highlights

Developing our PDE7 Inhibitor as a Treatment for Addictive Disorders with External Funding (OMS527)

Having successfully completed animal-cocaine interaction studies, our PDE7 inhibitor program (OMS527) received an additional commitment of over $4 million from the National Institute on Drug Abuse (NIDA) for further development in the treatment of cocaine use disorder. We are now working with FDA to initiate an in-patient clinical trial evaluating OMS527 in cocaine users. Based on its mechanism of action, we expect that OMS527 could be effective across a wide range of addictions and compulsive disorders.

Advancing Our Oncology Program Toward the Clinic (OncotoX-AML)

Our OncotoX program, a foundational component of our oncology therapy platform, steadily advanced throughout 2025. The OncotoX program consists of novel, proprietary large-molecule therapeutics designed to selectively target and kill dividing cancer cells while avoiding damage to normal cells. OncotoX-AML, our lead program, is targeting acute myeloid leukemia (AML), the most common and deadliest form of adult leukemia. In extensive in vivo studies, OncotoX-AML has been highly effective at very low doses and across mutations associated with AML such as TP53, KMT2a, FLT3 and NPM1, providing a significant survival benefit over the current standard-of-care. In primates, just a single course of OncotoX-AML demonstrated the desired pharmacological response, specifically marked, selective, reversible, and dose-related reduction in myeloid progenitor cells – cells that can mutate and lead to AML – by up to 99%. Treatment was well tolerated with no safety signal of concern. Investigational New Drug (IND)-enabling studies are underway, with a first-in-human trial slated for late 2027.

Building Momentum in our Infectious Disease Program (T-CAT)

In infectious disease, our Targeted Complement Activating Therapy (T-CAT) platform made substantial strides during 2025. Our T-CAT platform – a novel class of recombinant antibodies designed to target and directly kill bacteria, fungi, viruses, and parasites – continues to amass animal data across multiple pathogen classes and species. Our initial focus is on multidrug- resistant organisms (MDROs), widely recognized as one of the most critical unmet needs in medicine. Data from our T-CAT platform were recently selected and shared as a podium presentation at the annual congress of the European Society of Clinical Microbiology and Infectious Diseases, and the seminal manuscript describing our T-CAT technology was accepted earlier this month for publication in Science Translational Medicine.

8 | 2026 Proxy Statement	Omeros Corporation

Proposal 1 – Election of Directors

Our board of directors is divided into three classes, generally serving staggered three-year terms. The term of each director will expire on the date of our annual meeting of shareholders in the year set forth in the following table:

OMEROS BOARD OF DIRECTORS	TERM EXPIRES
Class II Directors
Thomas J. Cable	2026
Peter A. Demopulos, M.D.	2026
Diana T. Perkinson, M.D.	2026
Class III Directors
Thomas F. Bumol, Ph.D.	2027
Gregory A. Demopulos, M.D.	2027
Leroy E. Hood, M.D., Ph.D.	2027
Class I Directors
Arnold C. Hanish	2028
Rajiv Shah, M.D.	2028

Following the recommendation of the nominating and governance committee, our board of directors has nominated for election at the 2026 Annual Meeting our three current Class II directors, Thomas J. Cable, Peter A. Demopulos, M.D. and Diana T. Perkinson, M.D. If elected, the Class II director nominees would serve until the 2029 Annual Meeting of Shareholders or, in each case, until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal. The three director nominees receiving the highest number of votes will be elected. In addition, our corporate governance principles provide that if any of our incumbent nominees do not receive more votes for than against, such director shall tender a resignation following certification of the shareholder vote. See ‘‘Corporate Governance—Voting for Directors.’’

Omeros Corporation	2026 Proxy Statement | 9

Proposal 1 – Election of Directors

Nominees—Class II

Thomas J. Cable
Age: 86 Director Since: 1995 Committees: • Audit • Compensation (chair) • Nominating and Governance (chair)

Thomas J. Cable has served on our board of directors since January 1995 and as our lead independent director since 2010. He has also served on our audit committee since January 1995 and on our compensation committee since December 2007. In addition, Mr. Cable was appointed chair of our compensation committee in May 2022 and has served as chair of our nominating and governance committee since September 2009. Mr. Cable is the vice chairman of the board of the Washington Research Foundation, a technology transfer and early-stage venture capital organization affiliated with the University of Washington, which he co-founded in 1980. Mr. Cable also founded Cable & Howse Ventures, a venture capital firm, and Cable, Howse & Ragen, an investment banking firm, and co-founded Montgomery Securities, an investment banking firm acquired by Bank of America. A former U.S. Navy submarine officer, Mr. Cable received his M.B.A. from the Stanford Graduate School of Business and his B.A. from Harvard University.

Mr. Cable’s qualifications to serve on the board of directors include his knowledge and experience in finance, investment banking, technology development and product commercialization, his knowledge of Omeros and our industry, as well as his service as lead independent director and as chair of the compensation and nominating and governance committees.

Peter A. Demopulos, M.D.
Age: 72 Director Since: 1995 Committees: • Scientific

Peter A. Demopulos, M.D., has served on our board of directors since January 1995 and on our scientific committee since September 2019. Dr. Demopulos is a practicing board-certified general and interventional cardiologist at Seattle Cardiology, part of the Swedish Heart & Vascular Institute. He has been a member of Seattle Cardiology since 2005, also serving as its Medical Director from 2005 to 2010. Dr. Demopulos is also a clinical assistant professor of cardiology at the University of Washington School of Medicine, a position that he has held since 1989. He is a Fellow of the American College of Cardiology and the Society for Cardiovascular Angiography and Interventions. He also participates as an investigator in clinical trials evaluating interventional cardiology devices and drug therapies as a member of Swedish Heart and Vascular Research. Dr. Demopulos received his M.D. from the Stanford University School of Medicine and his B.S. from Stanford University.

Dr. Demopulos’ qualifications to serve on the board of directors include his medical and scientific expertise, his experience as a clinical investigator and his experience with clinical development and trial design, as well as his knowledge of Omeros and our industry. Dr. Demopulos is the brother of Gregory A. Demopulos, M.D., our president and chief executive officer and the chairman of our board of directors.

10 | 2026 Proxy Statement	Omeros Corporation

Proposal 1 – Election of Directors

Diana T. Perkinson, M.D.
Age: 72 Director Since: 2023 Committees: • Nominating and Governance • Scientific

Diana T. Perkinson, M.D., has served on our board of directors and as a member of our scientific committee since May 2023. She has also served on our nominating and governance committee since April 2024. Dr. Perkinson holds dual board certifications in nephrology and internal medicine. From 2009 to 2025, she practiced as a physician at MD2 International LLC, a premier concierge medicine network. From 1987 to 2009, Dr. Perkinson practiced nephrology and internal medicine at Minor & James Medical in Seattle. She previously served as a clinical assistant professor in the division of nephrology at the University of Washington, from 1987 until 2009, and as medical director, transplantation, at Swedish Hospital, from 1996 until 2007. Dr. Perkinson also served as a major in the United States Air Force and as director of the dialysis unit at Wilford Hall Medical Center at Lackland Air Force Base in San Antonio, Texas from 1984 until 1987. Dr. Perkinson received her M.D. from the University of Alabama and her B.S. from Birmingham Southern College. She completed her fellowship in nephrology at the University of Washington.

Dr. Perkinson’s qualifications to serve on our board of directors include her medical experience and expertise as a nephrologist and internist.

The Board of Directors recommends that shareholders vote FOR each of the Class II director nominees named above.

Omeros Corporation	2026 Proxy Statement | 11

Proposal 1 – Election of Directors

Continuing Directors until the 2027 Annual Meeting

Thomas F. Bumol, Ph.D.
Age: 72 Director Since: 2019 Committees: • Scientific (chair)

Thomas F. Bumol, Ph.D., has served on our board of directors since February 2019 and as chair of our scientific committee since September 2019. Dr. Bumol served as Executive Vice President of the Allen Institute for Immunology in Seattle, Washington, from March 2018 until August 2022. Dr. Bumol joined the Allen Institute following a 35-year career at Eli Lilly and Company. Dr. Bumol held various positions at Eli Lilly from 1982 until his retirement in December 2017. He was most recently the senior vice president of biotechnology and immunology research and the site head of Eli Lilly’s Biotechnology Center in San Diego, California. While at Eli Lilly, Dr. Bumol’s teams and collaborators advanced over 100 molecules into clinical development, including TRULICITY® (dulaglutide), TALTZ® (ixekizumab), EMGALITY® (galcanezumab) and mirikizumab. Through strategic alliances, he and his teams also helped develop and support REOPRO® (abciximab) with Centocor Inc. (n/k/a Janssen Pharmaceutical Cos.) as well as OLUMIANT® (baricitinib) with Incyte Corporation. Dr. Bumol serves on the University of Michigan Technology Transfer National Advisory Board and as an advisor to Lilly Ventures. He is a member of the Board of Directors of Tentarix Biotherapeutics LP, a private biotechnology company, and serves as a scientific advisor to a number of biotechnology and immunology companies. Dr. Bumol earned his B.S. degree in microbiology from the University of Michigan and his Ph.D. in microbiology-immunology from the University of Minnesota. He completed postdoctoral studies through a fellowship in the Department of Molecular Immunology at Scripps Research in La Jolla, California.

Dr. Bumol’s qualifications to serve on the board of directors include his scientific expertise in drug discovery and development and experience in strategic partnering and other collaborations within the life sciences and pharmaceutical industries.

12 | 2026 Proxy Statement	Omeros Corporation

Proposal 1 – Election of Directors

Gregory A. Demopulos, M.D.
Age: 67 Director Since: 1994 Committees: • None

Gregory A. Demopulos, M.D., founded our company and has served as our president, chief executive officer and chairman of the board of directors since June 1994. He also served as our chief financial officer and treasurer from January 2009 to October 2013 in an interim capacity and as our chief medical officer from June 1994 to March 2010. Prior to founding Omeros, Dr. Demopulos completed his residency in orthopedic surgery at Stanford University and his fellowship training in hand and microvascular surgery at Duke University. In 2019, Dr. Demopulos was a recipient of the Prix Galien Canada Research Award. Dr. Demopulos currently serves on the board of trustees of the Smead Funds Trust, an open-end mutual fund company registered under the Investment Company Act of 1940. Dr. Demopulos received his M.D. from Stanford University School of Medicine and his B.S. from Stanford University.

Dr. Demopulos’ qualifications to serve on the board of directors include his position and experience as our president and chief executive officer, his medical and scientific expertise, experience with clinical development and design and detailed knowledge of our operations and development programs. Dr. Demopulos is the brother of Peter A. Demopulos, M.D., a member of our board of directors.

Leroy E. Hood, M.D., Ph.D.
Age: 87 Director Since: 2001 Committees: • Compensation • Nominating and Governance • Scientific

Leroy E. Hood, M.D., Ph.D., has served on our board of directors since March 2001. He also has served on our nominating and governance committee since September 2009, on our compensation committee since July 2011 and on our scientific committee since September 2019. Dr. Hood is chief strategy officer and professor at the Institute for Systems Biology, a non-profit research institute dedicated to the study and application of systems biology. Dr. Hood co-founded the Institute for Systems Biology in 2000 and served as its first president through December 2017. Dr. Hood is the founding chief executive officer of Phenome Health, a non-profit organization dedicated to the development of phenomics as a tool for assessing and optimizing individual health. Previously, Dr. Hood served as senior vice president and chief science officer of Providence St. Joseph Health, a multi-state, not-for-profit health system, from 2016 to 2021. Dr. Hood was founder and chairman of the Department of Molecular Biotechnology at the University of Washington School of Medicine. Dr. Hood also co-founded Amgen, Inc., Applied Biosystems, Inc., Darwin Molecular Technologies, Inc., Rosetta Inpharmatics, Inc. and SyStemix, Inc. Dr. Hood is a member of the National Academy of Science, the National Academy of Engineering and the National Academy of Medicine and is the recipient of numerous national and international awards, including the National Medal of Science, the Lasker Award and the Kyoto Prize. Dr. Hood received his Ph.D. and B.S. from the California Institute of Technology and his M.D. from The Johns Hopkins School of Medicine.

Dr. Hood’s qualifications to serve on the board of directors include his scientific expertise in drug discovery and development and experience in founding and building biotechnology and pharmaceutical companies.

Omeros Corporation	2026 Proxy Statement | 13

Proposal 1 – Election of Directors

Continuing Directors until the 2028 Annual Meeting

Arnold C. Hanish
Age: 78 Director Since: 2012 Committees: • Audit (chair)

Arnold C. Hanish has served on our board of directors and as chair of our audit committee since September 2012. From 1994 until his retirement in December 2012, Mr. Hanish served as vice president and chief accounting officer at Eli Lilly and Company. Prior to his appointment as chief accounting officer, Mr. Hanish held a number of senior financial positions at Eli Lilly. Before Eli Lilly, Mr. Hanish held various positions at Arthur Young & Company (currently Ernst & Young) for nearly 14 years. Mr. Hanish currently serves as a member of the board of directors of Decoy Therapeutics, Inc., a biotechnology company focused on cancer and rare disease therapeutics. Mr. Hanish was a member of the Deloitte and Touche Audit Quality Review Council from 2013 through 2023. Mr. Hanish was a member of the Standing Advisory Group of the Public Company Accounting Oversight Board from 2004 through 2008 and from 2011 through 2012. In addition, from 2007 to 2010, he served as the chairperson of Financial Executives International’s Committee on Corporate Reporting. Mr. Hanish was inducted into the Financial Executives International Hall of Fame in 2016. Mr. Hanish is a Certified Public Accountant and earned his B.A. in accounting from the University of Cincinnati.

Mr. Hanish’s qualifications include his experience in public company finance and accounting, reporting to the U.S. Securities and Exchange Commission (the SEC), management and corporate governance, his knowledge of the pharmaceutical and biotechnology industry and his experience as the chair of our audit committee.

14 | 2026 Proxy Statement	Omeros Corporation

Proposal 1 – Election of Directors

Rajiv Shah, M.D.
Age: 53 Director Since: 2015 Committees: • Audit • Compensation • Scientific

Rajiv Shah, M.D., has served on our board of directors since June 2015 and on our audit committee, our compensation committee and our scientific committee since December 2021, May 2022 and September 2019, respectively. Dr. Shah has served as the president of the Rockefeller Foundation since February 2017. From March 2015 to February 2017, Dr. Shah was the managing partner of Latitude Capital, an emerging markets private equity firm that he founded. Dr. Shah served as administrator of the United States Agency for International Development (USAID) from January 2010 to February 2015. Dr. Shah served as undersecretary and chief scientist at the U.S. Department of Agriculture from May 2009 to January 2010, during which time he created the National Institute for Food and Agriculture. Prior to working in government, Dr. Shah worked in senior roles at the Bill & Melinda Gates Foundation, leading the Foundation’s efforts in global health, agriculture and financial services. Dr. Shah also serves on the boards of trustees of the Rockefeller Foundation and the National Geographic Society. He is a member of the Defense Policy Board. Dr. Shah serves on the boards of directors of several private biotechnology companies, including Altos Labs and Mobius Scientific. From March 2015 to June 2017, Dr. Shah served on the board of directors of Arcadia Biosciences, Inc., a publicly traded agricultural technology company. Dr. Shah earned his M.D. from the University of Pennsylvania Medical School, his M.S. in Health Economics at the Wharton School of Business and his B.S. in Economics from the University of Michigan.

Dr. Shah’s qualifications include his significant experience in government, regulatory affairs, international development and strategic partnerships, as well as his medical and scientific background.

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Corporate Governance

Board Leadership Structure

Gregory A. Demopulos, M.D., is our principal executive officer and chairman of the board of directors. Thomas J. Cable is our lead independent director. The responsibilities of our lead independent director are to:

•	serve as chairman of meetings of the board of directors at which the chairman of the board of directors is not present, including at executive sessions of the non-management directors;
•	call meetings of the independent and/or non-management directors as he deems appropriate;

•	serve as the principal liaison on board-wide issues between the chairman of the board of directors and the non-management directors; and

•	coordinate the activities of the non-management directors as he deems appropriate.

Under our corporate governance principles, the board of directors has the responsibility to determine the most appropriate leadership structure for the company, including whether it is best for the company at a given point in time for the roles of chairman of the board of directors and principal executive officer to be separate or combined.

Taking into account Dr. Demopulos’ in-depth knowledge of our operations, programs and strategy, as well as the oversight authority granted to our lead independent director and the independent committees of our board of directors, our board of directors has determined that combining the roles of principal executive officer and chairman of the board of directors and appointing a separate lead independent director is the appropriate board leadership structure for us and our shareholders at this time because it promotes unified leadership and allows for a single, clear focus for management to execute the company’s strategy and business plans, while at the same time maintaining a leadership structure for the company’s independent directors.

Risk Oversight

Our management is primarily responsible for assessing and managing risk, while our board of directors is responsible for overseeing management’s execution of its responsibilities, including risk management. The board of directors is supported by its committees in fulfilment of this responsibility. In particular, the audit committee focuses on our overall financial risk by evaluating our internal controls and disclosure policies, as well as the integrity of our financial statements and periodic reports. The audit committee also oversees management’s efforts to address cybersecurity risk by receiving periodic reports at meetings of the audit committee from company personnel responsible for our information technology environment. These reports typically address matters such as: the evolving cybersecurity risk environment and the emergence of new threats; outcomes and learnings from penetration testing, security audits or vulnerability assessments; evaluation of existing controls, tools and procedures and progress on implementation of any new initiatives to manage and mitigate cybersecurity risk. In addition, members of our board of directors regularly engage in discussions with management on cybersecurity-related news events and discuss any updates to our cybersecurity risk management and strategy programs.

Additionally, our compensation committee strives to create incentives that encourage a reasonable and appropriate level of risk-taking consistent with our business strategy. Finally, the nominating and governance committee is responsible for reviewing our corporate governance and developing and maintaining corporate governance policies and procedures that are appropriate in light of the risks we face.

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Corporate Governance

Director Independence

Our board of directors has determined that Dr. Bumol, Mr. Cable, Mr. Hanish, Dr. Hood, Dr. Perkinson and Dr. Shah each meet the independence requirements under applicable listing standards of The Nasdaq Stock Market LLC (Nasdaq), as well as applicable rules promulgated by the SEC. The board of directors has determined that Gregory A. Demopulos and Peter A. Demopulos are not independent.

Board and Committee Meeting and Annual Meeting Attendance

Our board of directors held a total of six meetings during 2025. Other than Dr. Shah, no director attended fewer than 75% of the aggregate of the total number of board meetings and the total number of committee meetings of the board on which he or she served during 2025. Dr. Shah attended nine of 13 board and applicable committee meetings.

We encourage, but do not require, our board members to attend our annual meeting of shareholders. Five of our eight current board members attended our 2025 Annual Meeting of Shareholders.

Whistleblower Policy

We have adopted a whistleblower policy applicable to our employees that provides for protection from retaliation or discrimination by our company due to reporting issues relating to compliance with applicable laws and regulations.

Insider Trading Policy

We maintain an insider trading policy governing the purchase, sale, and other dispositions of our securities that applies to all directors, officers, employees, and other individuals who may be designated as subject to the policy. We believe our insider trading policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, and any exchange listing standards applicable to us. A copy of our insider trading policy was filed as Exhibit 19.1 to our Annual Report on Form 10-K for the year ended December 31, 2024 and is incorporated by reference into our most recent Annual Report on Form 10-K. With regard to our company trading in its own securities, it is our policy to comply with the applicable insider trading laws, rules and regulations, and exchange listing standards.

Hedging Restrictions

Under our insider trading policy, all of our employees, including our executive officers, as well as our directors are prohibited from engaging in short sales of our stock as well as in transactions in publicly traded options, such as puts and calls, or in other derivative securities with respect to our securities, with the exception of stock options and other securities issued pursuant to our compensatory benefit plans. This prohibition extends to any hedging or similar transaction designed to decrease the risks associated with holding our securities.

Pledging Restrictions

Our insider trading policy also prohibits our executive officers and directors from pledging our securities as collateral for loans or holding our securities in margin accounts in which the securities may be sold without the officer’s or director’s consent unless certain preclearance requirements and restrictions are satisfied including approval by our board of directors or the audit committee of the board of directors.

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Corporate Governance

Compensation Clawback Policy

Our compensation clawback policy, which became effective on October 2, 2023, provides for the recovery of excess incentive-based compensation paid to current and former executive officers in the event of an accounting restatement due to material noncompliance with any financial reporting requirement under securities laws. The policy applies to compensation that is granted, earned or vested on or after the effective date of the policy based wholly or in part on the attainment of a financial reporting measure. The policy provides for the recovery of the amount of incentive-based compensation received by our executive officers during the three preceding fiscal years that exceeds the amount of such compensation that otherwise would have been received had it been determined based on the restated amounts. The recovery of excess incentive-based compensation is required without regard to whether an executive officer engaged in any misconduct or otherwise caused or contributed to the noncompliance requiring an accounting restatement.

Corporate Governance Documents

Please visit our investor relations website at investor.omeros.com, under ‘‘Governance—Highlights,’’ for additional information on our corporate governance including:

•	the charters approved by our board of directors for the audit committee, compensation committee and nominating and governance committee;
•	our code of business conduct and ethics;
•	our corporate governance principles, which includes policies on shareholder communications with the board of directors, majority voting for director nominees, director attendance at our annual meetings and succession planning; and
•	our lead independent director charter.

In the event of any amendment to, or waiver from, a provision of our code of business conduct and ethics, we will promptly post on our investor relations website relevant information regarding the amendment or waiver, including the date and the nature of the event. Our website and the information contained on, or that can be accessed through, our website are not a part of this proxy statement.

Committees of the Board of Directors

Our board of directors has standing audit, compensation, nominating and governance, and scientific committees, each of which has the composition and responsibilities described below. The following table provides membership information for each committee:

NAME	AUDIT COMMITTEE	COMPENSATION COMMITTEE	NOMINATING AND GOVERNANCE COMMITTEE	SCIENTIFIC COMMITTEE
Thomas F. Bumol, Ph.D.				CHAIR
Thomas J. Cable		CHAIR	CHAIR
Gregory A. Demopulos, M.D.
Peter A. Demopulos, M.D.
Arnold C. Hanish	CHAIR
Leroy E. Hood, M.D., Ph.D.
Diana T. Perkinson, M.D.
Rajiv Shah, M.D.

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Corporate Governance

Audit Committee
Number of meetings in 2025: 5 Committee Members • Arnold C. Hanish (Chair) (Audit Committee Financial Expert) • Thomas J. Cable • Rajiv Shah, M.D.

Responsibilities:

Under its charter, the audit committee is responsible for, among other things:

•  selecting and hiring our independent auditors, and approving the audit and non-audit services to be performed by our independent registered public accounting firm;

•  evaluating the qualifications, performance and independence of our independent registered public accounting firm;

•  monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•  reviewing with our independent registered public accounting firm and management significant issues that arise regarding accounting principles and financial statement presentation, and matters concerning the scope, adequacy and effectiveness of our financial controls;

•  reviewing the adequacy and effectiveness of our internal controls (including, but not limited to, cyber and information technology security and controls);

•  establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•  reviewing and approving, in advance, any proposed related-party transactions and monitoring compliance with our code of business conduct and ethics; and

•  preparing the audit committee report that the SEC requires in our annual meeting proxy statements.

Our board of directors has determined that each member of our audit committee meets Nasdaq and SEC requirements for independence for audit committee members. Our board of directors has also determined that Mr. Hanish is an ‘‘audit committee financial expert’’ as defined in SEC rules.

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Corporate Governance

Compensation Committee
Number of meetings in 2025: 2 Committee Members • Thomas J. Cable (Chair) • Leroy E. Hood, M.D., Ph.D. • Rajiv Shah, M.D.

Responsibilities:

Under its charter, the compensation committee is responsible for, among other things:

•  evaluating the performance of our executive officers and approving their compensation and other terms of employment and reviewing and approving corporate performance goals and objectives relevant to such compensation;

•  evaluating and recommending to our board of directors the type and amount of compensation to be paid or awarded to board members;

•  evaluating and recommending to our board of directors the equity incentive plans, compensation plans and similar programs advisable for us;

•  administering our equity incentive plans;

•  reviewing and approving the terms of any employment agreements, severance arrangements, change in control protections and any other compensatory arrangements for our executive officers;

•  preparing the compensation committee report that the SEC may require be included in our annual report or proxy statement;

•  reviewing and recommending to our board of directors that the Compensation Discussion and Analysis that the SEC may require be included in our annual report or proxy statement;

•  considering the outcome of any shareholder votes on compensation matters and overseeing our compliance with applicable rules and regulations regarding shareholder votes on compensation; and

•  administering our compensation clawback policy.

Our board of directors has determined that each member of our compensation committee meets Nasdaq requirements for independence of compensation committee members. In addition, our board of directors has determined that each member of the compensation committee is a non-employee director for purposes of Rule 16b-3 under the Exchange Act.

Compensation Committee Processes and Procedures

Our board of directors has delegated to the compensation committee the authority to determine the compensation for our executive officers. Non-employee director compensation is recommended by our compensation committee to the board of directors for approval. Our executive officers participate in general discussions with our compensation committee and board of directors about executive compensation matters but they do not participate in discussions during which their individual compensation is considered. The compensation committee may delegate any or all of its authority under its charter to one or more subcommittees. The compensation committee has also delegated to our chief executive officer (CEO) the authority, under certain circumstances, to grant stock options to company employees with titles below the level of associate vice president. The authority delegated by the compensation committee is subject to certain limitations, including the specification of certain standard terms for stock options granted thereunder.

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Corporate Governance

The compensation committee’s independent third-party consultant Compensia, Inc. (Compensia), a national compensation consulting firm providing executive compensation advisory services, provides input to the compensation committee regarding director and executive officer compensation as requested by the committee. Compensia assists the compensation committee in reviewing the compensation of our executive officers, as described in the section entitled ‘‘Executive Compensation—Compensation Discussion and Analysis’’ in this proxy statement. Our compensation committee has evaluated Compensia’s independence using the factors specified by the SEC and Nasdaq listing standards and has determined that the work performed by Compensia does not give rise to any conflict of interest.

Compensation Committee Interlocks and Insider Participation

During 2025, Mr. Cable, Dr. Hood and Dr. Shah served on our compensation committee. No member of our compensation committee is a current or former officer or employee of our company, and no member had any relationship that would require disclosure as a related person transaction under Item 404 of Regulation S-K. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Nominating and Governance Committee
Number of meetings in 2025: 1 Committee Members • Thomas J. Cable (Chair) • Leroy E. Hood, M.D., Ph.D. • Diana T. Perkinson, M.D.

Responsibilities:

Under its charter, the nominating and governance committee is responsible for, among other things:

•  assisting the board of directors in identifying prospective director nominees and recommending director nominees to our board of directors for each annual meeting of shareholders;

•  evaluating nominations by shareholders of candidates for election to our board of directors;

•  recommending governance principles to our board of directors;

•  overseeing the evaluation of our board of directors;

•  reviewing shareholder proposals for our annual meetings;

•  evaluating proposed changes to our charter documents;

•  reviewing and assessing our senior management succession plan; and

•  recommending to our board of directors the members for each board committee.

Our board of directors has determined that each member of our nominating and governance committee meets Nasdaq requirements for independence.

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Corporate Governance

Shareholder Recommendations and Nominees

It is the policy of our board of directors that the nominating and governance committee consider both recommendations and nominations for candidates to the board of directors from shareholders so long as such recommendations and nominations comply with our amended and restated articles of incorporation, amended and restated bylaws and applicable law, including the rules and regulations of the SEC. Shareholders may recommend director nominees for consideration by the nominating and governance committee by writing to us at the address below and providing evidence of the shareholder’s ownership of our stock, the nominee’s name, home and business address and other contact information, as well as the nominee’s detailed biographical data and qualifications for board membership, description of all arrangements and understandings between the shareholder and the nominee, and information regarding any relationships between the recommended candidate and us within the last three fiscal years.

Following verification of the shareholder status of the person submitting the recommendation, all properly submitted recommendations will be promptly brought to the attention of the nominating and governance committee. Shareholders who desire to nominate persons directly for election to the board of directors at an annual meeting of shareholders must meet the deadlines and other requirements set forth in our amended and restated bylaws and the rules and regulations of the SEC. See ‘‘Shareholder Proposals for 2027 Annual Meeting.’’ Any vacancies on the board of directors occurring between our annual meetings of shareholders may be filled by persons appointed by a majority of the directors then in office, and any director so appointed will serve until the next shareholders’ meeting at which directors are elected.

You may write to the nominating and governance committee at:

OMEROS CORPORATION

The Omeros Building
201 Elliott Avenue West

Seattle, Washington 98119

Attn: Nominating and Governance Committee
c/o Office of the General Counsel

Director Qualifications

The nominating and governance committee works with our chief executive officer to identify and recruit new directors and considers candidates proposed by shareholders as part of this process. The committee may also engage consultants or search firms, as it deems advisable, to identify director candidates. The committee also considers the composition of the board and director succession plans on an ongoing basis. In director succession planning, the nominating and governance committee and the board of directors take into account, among other things, the needs of the board of directors and the company with a view to achieving a balance of knowledge, skills, experience and other attributes that would be beneficial to the oversight role of the board of directors.

In addition, our corporate governance principles provide that the nominating and governance committee will consider, in identifying and evaluating potential director candidates, the issue of board diversity including gender, ethnicity, background, professional experience and perspective and that, if the nominating and governance committee engages a director search firm or other professional to assist it in identifying director nominees, the committee will refer such firm or other professional to this diversity policy and advise that candidates who would contribute to board diversity should be identified among the candidates under consideration.

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Corporate Governance

Our board of directors believes that there are no specific minimum qualifications that must be met by each candidate for the board, nor are there specific qualities or skills that are necessary for one or more of the members of the board to possess, except as may be required by rules promulgated by Nasdaq or the SEC. In evaluating the qualifications of the candidates, the nominating and governance committee will consider many factors, including issues of character, judgment, independence, diversity with respect to gender, race, ethnicity, background, professional experience and perspective, teamwork, familiarity with the pharmaceutical and biotechnology industry, age, area of expertise, corporate experience, length of service and other commitments, as well as a commitment to the long-term interests of Omeros and its shareholders. The nominating and governance committee will evaluate these factors, among others, and does not assign any particular weight or priority to any of these factors. The nominating and governance committee will consider each individual candidate in the context of the current perceived needs of the board of directors as a whole. While the board of directors has not established specific minimum qualifications for director candidates, the board of directors believes that candidates and nominees must reflect a board that is comprised of directors who (a) are predominantly independent, (b) are of high integrity, (c) have qualifications that will increase overall board effectiveness and (d) meet other requirements as may be required by applicable rules of Nasdaq and the SEC.

We have not established term limits or mandatory retirement policies for directors. As stated in our corporate governance principles, our board of directors believes that directors who have served on the board for an extended period of time can provide valuable insight into the company and its operations based on their experience with and understanding of the company’s history, policies, programs and objectives. Similarly, we believe that the ability of a director to contribute to our board of directors and add value to the company is not dependent on age and that a mandatory retirement age may cause us to lose the contribution of directors who have significant experience and/or insight into our company, industry and areas of scientific focus.

Scientific Committee
Number of meetings in 2025: 0 Committee Members • Thomas F. Bumol, Ph.D. (Chair) • Peter A. Demopulos, M.D. • Leroy E. Hood, M.D., Ph.D. • Diana T. Perkinson, M.D. • Rajiv Shah, M.D.

Responsibilities:

Under its charter, the scientific committee is responsible for, among other things:

•  reviewing, evaluating and advising our board of directors on our research and development pipeline;

•  identifying and evaluating scientific, medical and technological trends and developments relevant to our research and development programs;

•  recommending approaches to building, acquiring and maintaining technology positions;

•  assisting our board of directors with its oversight responsibility for enterprise risk management related to our research and development; and

•  evaluating and monitoring our compliance with industry standards for scientific integrity in the conduct of research and development.

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Corporate Governance

Voting for Directors

Our corporate governance principles provide that in an uncontested election, if the number of votes cast for the incumbent nominee’s election does not exceed the number of votes cast against the incumbent nominee’s election, the incumbent nominee shall tender a resignation promptly following certification of the shareholder vote. Abstentions and broker non-votes will not be counted as votes cast for or against the incumbent nominee. The nominating and governance committee will consider the resignation offer and recommend to the board of directors whether to accept it. Our board of directors, including a majority of the independent directors, will act on the nominating and governance committee’s recommendation within 90 days following certification of the results of the annual meeting of shareholders. If our board of directors decides not to accept the director’s resignation, we will disclose the board’s decision in a Current Report on Form 8-K filed with the SEC.

Shareholder Communication with the Board of Directors

It is the policy of our board of directors to allow shareholders to communicate with our directors. Communications may be addressed to the entire board of directors, to the non-management directors as a group or to any individual director. All such communications will be initially received and processed by the office of our general counsel. Spam, junk mail, product complaints, product inquiries, new product suggestions, resumes and other forms of job inquiries, surveys, business solicitations and advertisements and threatening, hostile, illegal and similarly unsuitable communications will not be delivered to the board of directors, but will be made available to a director upon request. To contact members of the board of directors, a shareholder should send a letter to the address below:

OMEROS CORPORATION The Omeros Building 201 Elliott Avenue West Seattle, Washington 98119 Attn: The Board of Directors c/o Office of the General Counsel

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Non-Employee Director Compensation

To attract and retain qualified non-employee candidates to serve on the board of directors, we utilize a combination of cash and equity-based incentive compensation. The significant amount of time that members of the board of directors expend in fulfilling their duties, as well as the skill level required of our directors, is evaluated in setting director compensation, along with director compensation levels at companies in our peer group. We also reimburse our directors for travel and incidental expenses incurred in the performance of their services for us.

Our non-employee director compensation policy provides that a non-employee director is granted an option to purchase 30,000 shares of our common stock upon his or her initial appointment or election to the board of directors, subject to vesting in equal annual installments over a three-year period beginning on the date the director took office. In addition, on the date of each annual meeting of shareholders, each non-employee director who has served as a director for at least six months and who will continue to serve as a director after the annual meeting is granted an option to purchase 15,000 shares of our common stock that vests in full on the day prior to the date of the next annual meeting of shareholders. The per share exercise price for options granted to non-employee directors is equal to the closing public trading price of our common stock on the date of grant, and vesting is conditioned on the director’s continued service through the applicable vesting dates.

Under our policy, each non-employee director receives an annual cash retainer of $50,000 for service on the board of directors, plus additional fees for committee service, as applicable. Committee fees are $10,000, $7,500, $5,000 and $5,000 per year for services as a non-chair member of the audit, compensation, nominating and governance, and scientific committees, respectively, while fees for the chairs of those committees are $20,000, $15,000, $10,000 and $10,000 per year, respectively. In addition, our lead independent director receives an annual retainer of $25,000 for his service in such capacity. Director fees are paid on a quarterly basis as earned on a prorated basis.

2025 Non-Employee Director Compensation

The following table shows the compensation of each person who served as a non-employee director during the year ended December 31, 2025:

NAME	FEES EARNED OR PAID IN CASH ($)	OPTION AWARDS ($)(1)(2)	TOTAL ($)
Thomas F. Bumol, Ph.D.	60,000	41,060	101,060
Thomas J. Cable	110,000	41,060	151,060
Peter A. Demopulos, M.D.	55,000	41,060	96,060
Arnold C. Hanish	70,000	41,060	111,060
Leroy E. Hood, M.D., Ph.D.	67,500	41,060	108,560
Diana T. Perkinson, M.D.	60,000	41,060	101,060
Rajiv Shah, M.D.	72,500	41,060	113,560

(1)	The amounts reported in this column represent the grant date fair value of option awards granted to our non-employee directors during 2025 as computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718. The assumptions used to calculate the value of these option awards are set forth in Note 13, Stock-Based Compensation, to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2025.
(2)	As of December 31, 2025, Dr. Bumol, Mr. Cable, Dr. Peter Demopulos, Mr. Hanish, Dr. Hood, Dr. Perkinson and Dr. Shah held options to purchase 90,000, 107,500, 107,500, 107,500, 107,500, 60,000 and 107,500 shares of our common stock, respectively.

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Proposal 2 – Approval of Advisory Resolution on Executive Compensation

Our board of directors has determined to hold an advisory vote on the compensation of our named executive officers on an annual basis.

In accordance with Section 14A of the Exchange Act, our board of directors is asking shareholders to approve a nonbinding advisory resolution regarding the compensation of our named executive officers as reported in this proxy statement. This advisory vote is held on an annual basis. Because it is advisory, this vote will not be binding on the board of directors or compensation committee, nor will it override any prior decision or require the board of directors or compensation committee to take any action. However, the board of directors and the compensation committee will review the voting results and consider the outcome of this vote when making future decisions regarding executive compensation.

As described below in ‘‘Executive Compensation—Compensation Discussion and Analysis,’’ the compensation committee of our board of directors has adopted the following principles to guide us in formulating our compensation policies and making compensation decisions:

•	provide total compensation opportunities that enable us to recruit and retain executives with the experience and skills to manage the growth of our company and lead us to the next stage of development;
•	establish a clear alignment between the interests of our executives and the interests of our shareholders;
•	reinforce a culture of ownership, excellence and urgency; and
•	create a direct and meaningful link between company business results, individual performance and compensation.

We urge shareholders to read the section entitled ‘‘Executive Compensation—Compensation Discussion and Analysis’’ in this proxy statement, which describes our compensation policies and practices, as well as the related tables and narrative discussion that follow, which provide additional information on the compensation of our named executive officers. In addition, when considering this proposal we urge shareholders to review our Fiscal Year 2025 Business Highlights, which are summarized beginning on page 6 of this proxy statement, and discussed in greater detail in the 2025 Annual Report to Shareholders.

Our board of directors believes that the compensation of our named executive officers is appropriate and effective in achieving our corporate objectives and recommends that you vote in favor of the following resolution:

RESOLVED, that the compensation of the named executive officers of the company, as disclosed in the proxy statement for the company’s 2026 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and related narrative discussion, is hereby APPROVED.

The Board of Directors recommends that shareholders vote FOR the approval of the advisory resolution on executive compensation.

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Executive Compensation

Compensation Discussion and Analysis

This Compensation Discussion and Analysis contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. The actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

This Compensation Discussion and Analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program and the components of our compensation program for our named executive officers. This section also discusses our executive compensation process. When we refer to our named executive officers in this proxy statement, we are referring to the following individuals, who were our only executive officers during 2025:

Gregory A. Demopulos, M.D. president, chief executive officer and chairman of the board of directors, who is referred to as our CEO;	David J. Borges vice president, finance, chief accounting officer and treasurer; and	Peter B. Cancelmo, J.D. vice president, general counsel and secretary.

We determine compensation for our named executive officers based on their ability to achieve operational goals that further our long-term business objectives and create sustainable long-term shareholder value in a cost-effective manner. We generally make adjustments to each element of compensation for our named executive officers on an annual basis in connection with annual awards of stock options to eligible employees, although, in historical periods, compensation adjustments or the timing thereof have been affected by the timing of independent compensation analyses from third parties, availability of cash, the need to preserve capital and the achievement of significant corporate objectives. In 2025, the review and adjustment of our named executive officers’ compensation was postponed for reasons of capital preservation amid a period of business uncertainty. For more information regarding the timing of our stock option awards, see ‘‘Additional Policies and Practices— Equity Award Grant Timing Practices’’ below.

In 2025, our compensation committee approved:

•	base salary adjustments for our named executive officers, considering market competitiveness along with company and individual performance in 2024;
•	cash bonuses for our named executive officers on the basis of company and individual performance; and
•	stock option awards for our named executive officers, considering market competitiveness along with company and individual performance in 2024.

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Executive Compensation

Executive Compensation Philosophy and Objectives

We operate in a highly competitive business environment, which is constantly reshaped by scientific and medical advances, frequent changes to market and regulatory requirements and the emergence of new competitive technologies. To thrive in this environment, we must work rapidly to create and refine new development programs and product candidates, drive product candidates toward commercialization, achieve commercial objectives and demonstrate an ability to quickly identify and capitalize on new business opportunities. To achieve these goals, we need a highly talented team of technical and business professionals.

We compete with many other companies in seeking to attract and retain a skilled management team. To meet this challenge, we have employed a compensation philosophy of offering our executive officers competitive compensation and benefits packages that are focused on the creation of long-term shareholder value and rewarding our executive officers for achieving our strategic objectives.

We orient our executive compensation program to:

Provide total compensation opportunities that enable us to recruit and retain executives with the experience and skills needed to manage the growth of our company and lead us to the next stage of development.	Establish a clear alignment between the interests of our executives and the interests of our shareholders.

Reinforce a culture of ownership, excellence and urgency.	Create a direct and meaningful link between company business results, individual performance and compensation.

Executive Compensation-Setting Process

Role of the Compensation Committee

The compensation committee of our board of directors is responsible for establishing our executive compensation philosophy and administering our executive compensation program, as well as determining and approving the compensation for our executive officers. The compensation committee periodically reports to our board of directors on its deliberations and actions. The compensation committee, with the assistance of Compensia, its independent compensation consultant, reviews our executive compensation program, including our incentive compensation plans, to determine whether they are appropriate relative to our peers and that each component of total compensation is appropriately designed and properly coordinated to achieve the intended purpose of our executive compensation program. In addition to the services mentioned above, Compensia also recommends to our board of directors or compensation committee any modifications of our existing plans, or new plans or programs, from time to time as requested by our board of directors or compensation committee.

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Executive Compensation

Role of Management

In carrying out its responsibilities, the compensation committee works with members of our management, including our CEO. Typically, our senior management assists the compensation committee and Compensia by providing information on company and individual performance, market data and management’s perspective and recommendations on compensation matters. Our CEO reviews data compiled by Compensia and our senior management and makes recommendations to the compensation committee regarding the compensation of our executive officers and significant employees. Our CEO does not make recommendations with respect to his own compensation and excuses himself from compensation committee meetings when his compensation is discussed. While the compensation committee solicits and reviews our CEO’s recommendations and proposals with respect to compensation-related matters and receives guidance from Compensia, the compensation committee makes its decisions independently and may consider additional factors and information in making its decisions.

Role of Compensation Consultant

The compensation committee is authorized to retain the services of compensation consultants and other advisors in connection with the discharge of its responsibilities. The compensation committee has engaged Compensia to assist it from time to time in assessing a set of executive compensation guiding principles, to evaluate the competitiveness of our executive officers’ compensation and to assist it in designing and implementing our executive compensation program. Compensia serves at the discretion of the compensation committee and provides certain advisory services to the compensation committee as described below.

Use of Competitive Data

To assess the competitiveness of our executive compensation program and current compensation levels and to assist it in setting compensation levels, the compensation committee refers to executive compensation data compiled from a peer group of comparable companies in our industry.

With Compensia’s assistance, our compensation committee developed this group (the Peer Group) in 2023. Peer companies were selected for the Peer Group based on their comparability to Omeros in terms of stage of development, therapeutic areas, financial health, revenue and market capitalization. Omeros maintains a diverse product pipeline and comparability on depth and breadth of product pipeline was strongly considered in determining peer companies. The Peer Group is comprised of the following companies:

• Aclaris Therapeutics, Inc. • Agios Pharmaceuticals, Inc. • Arcus Biosciences, Inc. • bluebird bio, Inc. • Coherus BioSciences, Inc.	• Collegium Pharmaceutical, Inc. • Enanta Pharmaceuticals, Inc. • Esperion Therapeutics, Inc. • Ironwood Pharmaceuticals, Inc.	• Karyopharm Therapeutics Inc. • Mersana Therapeutics, Inc. • Pacira BioSciences, Inc. • Vanda Pharmaceuticals, Inc.

However, we did not update our Peer Group or Peer Group data in 2025 given capital constraints and variable timing of outcomes of a number of significant business events during the year. In addition to Peer Group and other data from Compensia, our compensation committee typically also refers to commercially available compensation survey data for relevant markets in connection with its compensation decisions.

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Executive Compensation

Most Recent ‘‘Say-on-Pay’’ Vote

We conducted our most recent non-binding advisory shareholder vote (a so-called “say-on-pay” vote) on the compensation of our named executive officers at our 2025 Annual Meeting of Shareholders. At that meeting, 89.0% of the votes cast were voted in favor of our executive compensation policies and practices, as disclosed in the proxy statement for the meeting. In retaining our general approach to executive compensation, our compensation committee is mindful of the support our shareholders have expressed for our compensation program, policies and practices.

Executive Compensation Program Components

The following is a summary of our total compensation program for the named executive officers for 2025.

COMPONENT	OBJECTIVE AND BASIS	FORM

Base Salary	Used to recognize the experience, skills, knowledge and responsibilities required of our named executive officers.	Cash

Annual Bonus	Provide incentives for our named executive officers and other employees to achieve the corporate performance objectives developed from our annual business review, as may be adjusted during the year to reflect any changes in our operating plans and strategy.	Cash

Equity Compensation	Provide incentives and to reward our named executive officers for long-term corporate performance based on the value of our common stock and thereby align the interests of our named executive officers, and other key employees, with those of our shareholders.	Stock Options

Retirement or Other Benefits

Establish a broad-based tax-qualified Section 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. We design our employee benefits programs to be affordable and competitive in relation to the market as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

401(k) plan; medical, dental, and vision benefits; dependent care spending accounts; disability insurance; and accidental death and basic life insurance.

Perquisites and Other Personal Benefits

Historically, we have provided limited perquisites or other personal benefits only to our CEO. In the future, however, we may provide such items in limited circumstances, such as when we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executives more efficient and effective and for recruitment, motivation or retention purposes.

Limited (see ‘‘Perquisites and Other Personal Benefits’’ for more information)

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Executive Compensation

The following is a description of each component of our executive compensation program, the rationale for each component and how awards were determined in 2025.

Base Salary

The compensation committee reviews the base salaries of our named executive officers each year. In assessing these base salary levels, the compensation committee has historically considered market competitiveness based on Peer Group and survey data, the executive officer’s past and expected future contributions to Omeros, his knowledge, experience and responsibilities and the relative base salaries and responsibilities of the other members of our senior management team.

Annual adjustments to the base salaries of our named executive officers were delayed to preserve capital amid a period of business uncertainty. In December 2025, after considering the performance of our named executive officers and the company, including the completion of the sale of zaltenibart to Novo Nordisk Healthcare AG (“Novo Nordisk”) and the receipt of regulatory approval for YARTEMLEA, as well as our historic pay practices, the compensation committee increased the base salaries of Dr. Demopulos and Messrs. Borges and Cancelmo. In the case of Mr. Borges, the compensation committee also considered his expanded responsibilities following his promotion in 2024. With respect to Dr. Demopulos and Mr. Cancelmo, the compensation committee provided for modest incremental adjustments to base salary, consistent with prior year adjustments. Consistent with prior years, base salary increases were made effective retroactively to April 1, 2025. The new base salary rates for our named executive officers, following the salary increases, were as follows:

NAME	ADJUSTED 2025 BASE SALARY
Gregory A. Demopulos, M.D.	$1,011,426
David J. Borges	$ 360,000
Peter B. Cancelmo, J.D.	$ 509,059

Annual Bonuses

Our compensation committee has the authority and discretion to award bonuses to our named executive officers. We believe bonuses provide an effective tool to motivate and retain our employees, including our named executive officers, and achieve our business objectives.

With respect to our payment of bonuses, the compensation committee generally establishes an annual target bonus amount for each named executive officer. This amount is calculated as a percentage of the named executive officer’s base salary and typically ranges from 25% to 100%. The target amounts are reviewed and revised as needed to align with competitive market compensation paid to similarly situated executives at the companies in the Peer Group and to properly address individual responsibilities and experience, internal pay equity and other factors. The extent to which bonuses are actually paid is determined at the discretion of the compensation committee based primarily upon an assessment of our achievement of the corporate performance objectives for the year, with consideration also being given to an assessment of each named executive officer’s individual performance and contribution to the achievement of our corporate performance objectives.

Preliminary performance objectives are established by the board of directors, with input from our named executive officers and other members of senior management, as corporate goals that reflect our business priorities for the year.

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Executive Compensation

For each performance year, the compensation committee, in consultation with the board of directors, reviews the corporate performance objectives to determine and confirm their appropriateness for use as performance metrics for purposes of named executive officer compensation. The objectives may be revisited during the year and potentially restated in the event of significant changes in corporate strategy or the occurrence of significant corporate events. The compensation committee retains full discretion to adjust individual bonus awards upwards for exceptional performance and to otherwise adjust bonus awards upwards or downwards to respond to changes in competitive compensation or other factors not measured by corporate or individual performance in any given year. In addition, depending on the company’s cash position, the compensation committee has the discretion, after consulting with the board of directors and our CEO, to not pay cash bonuses to conserve cash and support ongoing development programs and commercialization efforts.

Corporate performance factors established in connection with compensation decisions for the 2024 performance year, which formed the basis for bonuses paid during 2025, included objectives related to:

•	resubmission of our biologics license application for narsoplimab in TA-TMA;
•	rapidly advancing our pipeline of earlier-stage complement inhibitors by completing key clinical milestones in our zaltenibart and OMS1029 programs;
•	advancing development of our oncology, infectious disease and other discovery-stage programs;
•	strengthening our financial position and advancing strategic objectives through completion of non-dilutive financing transactions; and
•	other strategic objectives.

In March 2025, our board of directors reviewed the corporate performance objectives previously established for 2024 and determined that the corporate performance objectives for 2024 had been achieved at the 100% level.

The compensation committee approved cash bonuses for our named executive officers in December 2025. The cash bonuses awarded to Messrs. Borges and Cancelmo were equal to 100% of their target bonus amounts, which were set at 35% of their 2024 base salaries. Accordingly, Messrs. Borges and Cancelmo received bonus payments of $113,750 and $171,318, respectively. In recognition of Dr. Demopulos’ leadership role in the achievement of each of the corporate performance objectives in 2024 and 2025, the compensation committee approved a cash bonus payment to Dr. Demopulos of $972,525, equal to 100% of his target bonus amount, which was set at 100% of his 2024 base salary.

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Executive Compensation

Equity Compensation

Historically, we have not applied a specific formula to determine the size of the equity awards that are granted to our executive officers. Instead, the compensation committee has exercised its judgment, historically taking into consideration, among other things, Peer Group and market data compiled by Compensia as well as company performance, an evaluation of the expected and actual performance of each named executive officer, each named executive officer’s responsibilities, experience, skills and contributions, the cash compensation received by each named executive officer, relative internal pay equity and market conditions. The compensation committee generally also considers the existing equity holdings of each named executive officer, including the current economic value of their unvested equity and the ability of these unvested holdings to satisfy our objectives of retaining and incentivizing our executive officers. Based on these factors, the compensation committee, with data received from Compensia and, with respect to Messrs. Borges and Cancelmo, input from the CEO, determines the size of each award at levels it considers appropriate to create a meaningful opportunity for reward predicated on the creation of long-term shareholder value. The compensation committee has historically granted equity awards to our named executive officers in the form of stock options, although it is authorized to grant other types of equity awards, including restricted stock and restricted stock units, and may do so in the future.

The compensation committee grants stock option awards on an annual basis. In June 2025, the compensation committee granted stock option awards to our employees, including our named executive officers. In determining the size of the stock option awards for the named executive officers, the compensation committee considered their individual performance and corporate milestones achieved in 2024, discussed above, recent grant levels, as well as internal equity and related factors.

Historically, stock option awards granted by our compensation committee in connection with annual performance reviews vest in equal monthly installments over a four-year period. The per share exercise price for our stock option awards is equal to the fair market value of our common stock on the date of grant. The fair market value is the closing public trading price of our common stock on the date of grant or, if the equity award is granted on a day when the trading market for our common stock is closed, the closing public trading price on the most recent trading day prior to the date of grant.

The stock option awards granted to our named executive officers in June 2025 have an exercise price of $3.20 per share and vest in equal monthly installments over a four-year period commencing April 1, 2025. The stock option awards granted to our named executive officers in 2025 were as follows:

NAME	NUMBER OF SHARES OF COMMON STOCK UNDERLYING STOCK OPTION AWARDS GRANTED IN 2025
Gregory A. Demopulos, M.D.	865,000
David J. Borges	95,000
Peter B. Cancelmo, J.D.	100,000

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Executive Compensation

Retirement and Other Benefits

We have established a broad-based tax-qualified Section 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. Under this plan, participants may elect to make pre-tax contributions, or post-tax contributions under a Roth option, of up to 100% of their current compensation, not to exceed the applicable statutory income tax limitation (which was $23,500 in 2025, $31,000 if age 50 to 59 or 64 and older, or $34,750 if age 60 to 63).

We have an annual matching program based on salary deferral contributions made by participants in the plan. The company contribution is a match of the amount participants contribute to the plan, up to 4% of their eligible earnings or a maximum employer match of $4,000 per year. Participants must be employed with the company at December 31 of each year to be eligible for the matching contribution. The matching contribution vests at 25% per year beginning upon the participant’s initial employment at the company. We intend for the plan to qualify under Section 401(a) of the Internal Revenue Code (the Code), so that deferral contributions by participants to the plan, and income earned on plan contributions, are not taxable to participants until withdrawn from the plan.

Additional benefits received by our employees, including our named executive officers, consist of medical, dental and vision benefits, medical and dependent care flexible spending accounts, short- and long-term disability insurance, accidental death and dismemberment insurance and basic life insurance coverage. These benefits are provided to our named executive officers on the same basis as to all of our full-time employees.

Perquisites and Other Personal Benefits

Historically, we only have provided limited perquisites or other personal benefits to our CEO. Pursuant to the terms of his employment agreement, we pay certain expenses incurred by our CEO, including his medical malpractice insurance premiums and practice fees so that he may continue to practice medicine. We believe that his ability to maintain his position as a practicing surgeon is beneficial to our corporate objectives including, for example, by providing him with insight in determining the strategic direction of the company as well as assisting in the establishment of relationships with key medical and other opinion leaders relevant to our drug programs and corporate strategies. We also pay for our CEO’s business-related information technology expenses and his parking expense at a separate location.

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. In the future, however, we may provide such items in limited circumstances, such as when we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executives more efficient and effective and for recruitment, motivation or retention purposes. All future practices with respect to significant perquisites or other personal benefits will be approved and subject to periodic review by the compensation committee.

Our named executive officers are not eligible to receive any tax ‘‘gross-ups’’ or other tax reimbursement payments.

Employment Agreement and Post-Employment Compensation

Except for our CEO, we do not have employment agreements with our named executive officers. For a summary of the material terms and conditions of the employment agreement with our CEO, see ‘‘Employment Agreement with Gregory A. Demopulos, M.D.’’ below. Our CEO’s current employment agreement, which was entered into in 2010, was deemed necessary by our compensation committee to provide a competitive compensation package to retain someone with his unique skill set and medical expertise. At the same time, the compensation committee was sensitive to the need to balance the market competitiveness with the financial limitations of a development-stage life sciences company.

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Executive Compensation

As part of his compensation package, the CEO’s employment agreement includes certain severance obligations and other provisions that apply in the event of termination of his employment under specified circumstances, including following a change in control of our company. The compensation committee determined that these provisions were necessary to induce our CEO to limit his medical practice in exchange for the uncertainty of a demanding position in the company and were developed based on negotiations with our CEO. The compensation committee believes that these protections continue to serve a retention purpose and help our CEO maintain his focus on his duty to maximize shareholder value if there is a potential transaction that could involve a change in control of our company. For a summary of these provisions, see ‘‘Potential Payments upon Termination or Change in Control’’ below.

In addition, we provide all our employees, including our named executive officers, with accelerated vesting benefits for their equity awards in the event of a change in control of the company. We have provided this benefit to encourage our employees to focus on their responsibilities and not be distracted by the potential effect of a change in control of our company on their employment status. For a summary of the material terms and conditions of these benefits, see ‘‘Potential Payments upon Termination or Change in Control’’ below.

Additional Policies and Practices

Hedging and Pledging Policies

Our insider trading policy includes certain prohibitions on short sales, hedging and pledging of our securities. For a summary of these prohibitions, see ‘‘Corporate Governance—Insider Trading Policy.’’

Compensation Clawback Policy

Our compensation clawback policy provides for the recovery of excess incentive-based compensation paid to current and former executive officers in the event of an accounting restatement due to material noncompliance with any financial reporting requirement under securities laws. For a description of this policy, see ‘‘Corporate Governance—Compensation Clawback Policy.’’

Equity Award Grant Timing Practices

While we do not have a formal policy with respect to the timing of our equity award grants, the compensation committee has endeavored to grant such awards on a consistent annual schedule, with retroactive vesting of awards beginning on April 1 of the year of grant. The compensation committee or our CEO may also grant equity awards at other times of the year to employees at the assistant vice president level and below, for example, in connection with new hires and promotions. We do not grant equity awards in anticipation of the release of material nonpublic information, and we do not time the release of material nonpublic information based on equity award grant dates or for the purpose of affecting the value of executive compensation.

Tax and Accounting Considerations

Deductibility of Executive Compensation

As described above, the compensation committee believes that its primary responsibility is to provide a compensation program that enables us to attract, retain and motivate highly qualified and talented executive officers. Accordingly, while the compensation committee considers all cost elements of our executive compensation program, the compensation committee may, in its judgment, authorize compensation payments that exceed the $1.0 million limit on deductible compensation under Section 162(m) of the Code when it believes that such payments are appropriate to attract, retain and reward executive talent and to promote our corporate objectives.

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Executive Compensation

Taxation of ‘‘Parachute’’ Payments and Deferred Compensation

Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control of our company that exceeds certain prescribed limits, and that our company (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We are not obligated to provide any named executive officer with a ‘‘gross-up’’ or other reimbursement payment for any tax liability that may become payable as a result of the application of Sections 280G or 4999.

Section 409A of the Code imposes significant additional taxes if an executive officer, director or service provider receives ‘‘deferred compensation’’ that does not satisfy the restrictive conditions of the provision. Although we did not have a traditional nonqualified deferred compensation plan in place for our executive officers during 2024, Section 409A applies to certain equity awards and severance arrangements. We believe that we have structured our equity awards in a manner intended to comply with the applicable Section 409A conditions.

Accounting for Stock-Based Compensation

We follow FASB ASC Topic 718, Compensation — Stock Compensation, for our stock-based compensation awards. FASB ASC Topic 718 requires companies to calculate the grant date ‘‘fair value’’ of their stock-based awards using a variety of assumptions. This calculation is performed for accounting purposes and reported in the compensation tables below, even though recipients may never realize any value from their awards. FASB ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an employee is required to render service in exchange for the award.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management and, based on such review and discussion, has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2025.

Compensation Committee
Thomas J. Cable, Chair Leroy E. Hood, M.D., Ph.D. Rajiv Shah, M.D.

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Executive Compensation

Executive Compensation Tables

Summary Compensation Table

The following table reflects our named executive officers’ compensation for the years ended December 31, 2025, 2024 and 2023.

NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)	BONUS ($)(1)	OPTION AWARDS ($)(2)	ALL OTHER COMPENSATION ($)(3)	TOTAL ($)
Gregory A. Demopulos, M.D. President, Chief Executive Officer and Chairman of the Board	2025	972,525	972,525	2,207,974	24,984	4,178,008
	2024	960,947	926,214	1,851,743	25,247	3,764,151
	2023	917,308	5,024,179	1,724,564	23,792	7,689,843
David J. Borges(4) Vice President, Finance, Chief Accounting Officer and Treasurer	2025	325,600	113,750	242,494	4,430	686,274
	2024	311,841	68,993	242,642	4,431	627,907
Peter B. Cancelmo, J.D. Vice President, General Counsel and Secretary	2025	489,480	171,318	255,257	4,647	920,702
	2024	483,653	163,160	255,413	4,668	906,894
	2023	456,548	147,550	241,198	7,337	852,633

(1)	The bonuses paid to each of our named executive officers in 2025, 2024 and 2023 relate to the respective prior year’s performance. In 2023, Dr. Demopulos received an annual bonus payment of $1,024,179 and a discretionary special bonus payment of $4,000,000.
(2)	Amounts shown in this column do not reflect compensation realized by the named executive officers. Instead, the dollar amounts reported in this column represent the grant date fair value of option awards granted to our named executive officers during the applicable year as computed in accordance with FASB ASC Topic 718. The assumptions used to calculate the value of option awards are set forth in Note 13, Stock-Based Compensation, to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2025. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeiture related to service-based vesting conditions. Realization of the compensation reported in this column, if any, is dependent upon the price of our common stock at the time the stock options are exercised.
(3)	All Other Compensation includes perquisites and other personal benefits paid to Dr. Demopulos of $20,555, $20,799 and $19,117 in 2025, 2024 and 2023, respectively. Perquisites and personal benefits consisted of expenses incurred by Dr. Demopulos to retain his medical license, including medical malpractice insurance premiums and practice fees, as well as business-related information technology and parking expenses at a location separate from our headquarters. All Other Compensation for our other named executive officers in 2025 includes life insurance premium payments and 401(k) matching contributions.
(4)	Mr. Borges was appointed as our vice president, finance, chief accounting officer and treasurer effective June 30, 2024.

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Executive Compensation

2025 Grants of Plan-Based Awards

The following table shows certain information regarding grants of plan-based awards made to our executive officers for the year ended December 31, 2025.

NAME	GRANT DATE	ALL OTHER OPTION AWARDS: NUMBER OF SECURITIES UNDERLYING OPTIONS (#)(1)		EXERCISE OR BASE PRICE OF OPTION AWARDS ($/Sh)	GRANT DATE FAIR VALUE OF OPTION AWARDS ($)(2)
Gregory A. Demopulos, M.D.	06/30/25	865,000	(3)	3.20	2,207,974
David J. Borges	06/30/25	95,000	(3)	3.20	242,494
Peter B. Cancelmo, J.D.	06/30/25	100,000	(3)	3.20	255,257

(1)	These option awards were granted under the Omnibus Incentive Compensation Plan.
(2)	Amounts shown in this column do not reflect compensation realized by the named executive officers. Instead, the dollar amounts reported in this column represent the grant date fair value of option awards granted to our named executive officers during the applicable year as computed in accordance with FASB ASC Topic 718. The assumptions used to calculate the value of option awards are set forth in Note 13, Stock-Based Compensation, to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2025. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeiture related to service-based vesting conditions. Realization of the compensation reported in this column, if any, is dependent upon the price of our common stock at the time the stock options are exercised.
(3)	The shares subject to this option award vest on a monthly basis in equal amounts over a four-year period beginning on April 1, 2025.

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Executive Compensation

Outstanding Equity Awards at 2025 Fiscal Year-End

The following table reflects outstanding equity awards held by each of the named executive officers as of December 31, 2025. The vesting schedule applicable to each outstanding award is described in the footnotes to the table below.

NAME	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE		NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE	OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE
Gregory A. Demopulos, M.D.	400,000	(1)	—	10.27	02/19/26
	400,000	(2)	—	10.56	12/05/26
	375,000	(3)	—	11.55	02/26/27
	350,000	(4)	—	13.58	04/08/28
	425,000	(5)	—	13.45	02/08/29
	450,000	(6)	—	11.91	03/01/30
	550,000	(7)	—	14.99	07/02/31
	595,833	(8)	54,167	3.93	09/21/32
	476,667	(9)	238,333	2.94	09/22/33
	302,083	(10)	422,917	3.06	04/25/34
	144,167	(11)	720,833	3.20	06/30/35
David J. Borges	15,000	(12)	—	15.58	06/08/30
	6,800	(7)	—	14.99	07/02/31
	18,333	(8)	1,667	3.93	09/21/32
	16,667	(9)	8,333	2.94	09/22/33
	39,583	(10)	55,417	3.06	04/25/34
	15,833	(11)	79,167	3.20	06/30/35
Peter B. Cancelmo, J.D.	20,000	(13)	—	11.85	01/02/29
	20,000	(14)	—	16.63	06/10/29
	50,000	(6)	—	11.91	03/01/30
	20,000	(15)	—	10.22	10/26/30
	75,000	(7)	—	14.99	07/02/31
	73,333	(8)	6,667	3.93	09/21/32
	66,667	(9)	33,333	2.94	09/22/33
	41,667	(10)	58,333	3.06	04/25/34
	16,667	(11)	83,333	3.20	06/30/35

(1)	The shares subject to this option award vested on a monthly basis in equal amounts over a four-year period that began on April 1, 2015.
(2)	The shares subject to this option award vested on a monthly basis in equal amounts over a four-year period that began on April 1, 2016.
(3)	The shares subject to this option award vested on a monthly basis in equal amounts over a four-year period that began on February 26, 2017.
(4)	The shares subject to this option award vested on a monthly basis in equal amounts over a four-year period that began on April 1, 2018.

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(5)	The shares subject to this option award vested on a monthly basis in equal amounts over a four-year period that began on February 8, 2019.
(6)	The shares subject to this option award vested on a monthly basis in equal installments over a four-year period that began on March 1, 2020.
(7)	The shares subject to this option award vested on a monthly basis in equal installments over a four-year period that began on April 1, 2021.
(8)	The shares subject to this option award vest on a monthly basis in equal installments over a four-year period that began on April 1, 2022.
(9)	The shares subject to this option award vest on a monthly basis in equal installments over a four-year period that began on April 1, 2023.
(10)	The shares subject to this option award vest on a monthly basis in equal installments over a four-year period that began on April 1, 2024.
(11)	The shares subject to this option award vest on a monthly basis in equal installments over a four-year period that began on April 1, 2025.
(12)	The shares subject to this option award vested over a four-year period that began on June 8, 2020, with 25% of the total number of shares subject to the option award vesting on June 8, 2021 and the remaining shares vesting on a monthly basis in equal amounts.
(13)	The shares subject to this option award vested over a four-year period that began on January 1, 2019, with 25% of the total number of shares subject to the option award vesting on January 1, 2020 and the remaining shares vesting on a monthly basis in equal amounts.
(14)	The shares subject to this option award vested on a monthly basis in equal amounts over a four-year period that began on June 10, 2019.
(15)	The shares subject to this option award vested on a monthly basis in equal installments over a four-year period that began on October 26, 2020.

2025 Option Exercises and Stock Vested

There were no option exercises or stock vested by our named executive officers during the year ended December 31, 2025.

Potential Payments upon Termination or Change in Control

Pursuant to our employment agreement with Dr. Demopulos, we are required to make payments to him upon termination of his employment in the circumstances described below. In addition, under the terms of our equity incentive plans, all of our named executive officers and significant employees are entitled to acceleration of vesting of their option awards upon a merger or change in control under certain conditions or pursuant to terms and conditions as may be determined by the compensation committee according to such plans. See ‘‘Equity Acceleration Upon a Change in Control’’ below.

EMPLOYMENT AGREEMENT WITH GREGORY A. DEMOPULOS, M.D.

Overview

We entered into an employment agreement with Dr. Demopulos dated April 7, 2010 related to his service as our president and chief executive officer. Pursuant to the terms of his employment agreement, Dr. Demopulos is an at-will employee and was entitled to receive an initial annual base salary of $600,000, which our compensation committee reviews at least annually. Effective as of April 1, 2025, Dr. Demopulos’ annual salary was increased to $1,011,426 from $972,525. We may not reduce Dr. Demopulos’ annual base salary without his consent. Dr. Demopulos is entitled to participate in awards under our equity compensation and/or equity incentive plans at a level and on terms commensurate with his position and responsibilities, and no less favorable than those applicable to chief executive officers of peer companies as reasonably determined by the compensation committee, taking into account the recommendation of our independent compensation consultants. Dr. Demopulos also is entitled to participate in any employee benefit and fringe benefit plans that we make available to our executive employees, such as our equity compensation plans, 401(k) plan, disability and life insurance and company-paid health insurance. We also have agreed to allow Dr. Demopulos to maintain his status as a board-eligible orthopedic and hand and microvascular surgeon, which includes his performance of surgical procedures on a limited basis and have agreed to

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pay related malpractice insurance and professional fees, which were $12,187 in 2025. We believe that Dr. Demopulos’ ability to maintain his standing as a practicing surgeon is beneficial to our corporate objectives including, for example, providing him with insight in determining the strategic direction of the company as well as assisting in the establishment of relationships with key medical and other opinion leaders relevant to our drug programs and corporate strategies.

The employment agreement prohibits Dr. Demopulos from carrying on any business or activity, directly or indirectly, in direct competition with us or soliciting our employees to terminate their employment with us or to work with one of our competitors during his employment and for a period of up to two years following termination of his employment. In addition, the employment agreement prohibits him from soliciting or attempting to influence any of our customers or clients to purchase products from our competitors rather than our products.

The compensation due to Dr. Demopulos pursuant to his employment agreement following termination of his employment with us varies depending upon the nature of the termination.

Termination Without Cause or for Good Reason

Dr. Demopulos’ employment agreement provides that if we terminate his employment without ‘‘cause,’’ as defined below, or if he terminates his employment with us for ‘‘good reason,’’ as defined below, then until the earlier of (a) two years from the date of his termination and (b) his start date with a new employer that pays him an annual base salary at least equal to the annual base salary we paid to him prior to his termination (provided that if he terminates his employment for good reason because of a reduction in his annual base salary, then the annual base salary that will be measured will be the annual base salary we paid him prior to such reduction), we will be obligated to pay him on our regularly scheduled payroll dates on an annualized basis:

•	the annual base salary he was receiving as of his termination, provided that if he terminates his employment for good reason because of a reduction in his annual base salary, then the annual base salary we will be obligated to pay him will be his annual base salary in effect prior to such reduction; plus
•	the greater of (1) the average bonus paid or payable with respect to the preceding two calendar years and (2) any bonus he would have been entitled to in the year of his termination as determined by our board of directors in good faith.

In addition, if we terminate Dr. Demopulos’ employment without cause or if he terminates his employment with us for good reason, all of his unvested option awards will immediately vest and become exercisable until the maximum term of the respective option awards and all unvested restricted shares he holds, if any, will immediately vest. Dr. Demopulos and his eligible dependents may also continue to participate in all health plans we provide to our executive employees on the same terms as our employees for a period of up to two years from the date of his termination, unless his new employer provides comparable coverage.

‘‘Cause’’ is defined under Dr. Demopulos’ employment agreement to mean:

•	willful misconduct or gross negligence in the performance of his duties, including his refusal to comply in any material respect with the legal directives of our board of directors so long as such directives are not inconsistent with his position and duties, and such refusal to comply is not remedied within 10 working days after written notice from the board of directors;
•	dishonest or fraudulent conduct that materially discredits us, a deliberate attempt to do an injury to us or conduct that materially discredits us or is materially detrimental to our reputation, including conviction of a felony; or
•	material breach, if incurable, of any element of his confidential information and invention assignment agreement with us, including without limitation, his theft or other misappropriation of our proprietary information.

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Executive Compensation

Dr. Demopulos may terminate his employment for ‘‘good reason’’ if he terminates his employment with us within 120 days of the occurrence of any of the following events:

•	any material diminution in his authority, duties or responsibilities;
•	any material diminution in his base salary;
•	we relocate his principal work location to a place that is more than 50 miles from our current location; or
•	we materially breach his employment agreement.

If any of the above events have occurred as a result of our action, we will have 30 days from notice of such event from Dr. Demopulos to remedy the situation, in which case Dr. Demopulos will not be entitled to terminate his employment for good reason related to the event.

If Dr. Demopulos’ employment had been terminated without cause or if he had terminated his employment with good reason on December 31, 2025, he would have been entitled to receive an annual base salary of $1,011,426 and an annual bonus amount of $949,370 (or any greater bonus amount to which he would have been entitled in 2025 as determined by our board of directors in good faith), payable on a bi-monthly basis over a period of up to two years from the date of termination. In addition, option awards with a value of $20,153,227 would have vested automatically upon his termination, which is the difference between $17.175, the closing trading price of our common stock on December 31, 2025, and the exercise price of the outstanding option awards held by Dr. Demopulos with an exercise price of less than $17.175 per share, multiplied by the number of shares subject to each such option award that would have automatically vested on his termination date.

Dr. Demopulos and his eligible dependents would also be entitled to participate in the health plans we provide to our employees for a period of up to two years from the date of his termination at an estimated cost to us of approximately $26,531.

Termination for Cause, Voluntary Termination, Death, or Disability

If we terminate Dr. Demopulos’ employment for cause, if he voluntarily terminates his employment with us other than for good reason, or if his employment is terminated as a result of his death or ‘‘disability,’’ as defined below, Dr. Demopulos will be entitled to receive payments for all earned but unpaid salary, bonuses and vacation time, but he will not be entitled to any severance benefits.

‘‘Disability’’ is defined under Dr. Demopulos’ employment agreement as his inability to perform his duties as the result of his incapacity due to physical or mental illness, and such inability, which continues for at least 120 consecutive calendar days or 150 calendar days during any consecutive 12-month period, if shorter, after its commencement, is determined to be total and permanent by a physician selected by us and our insurers and acceptable to Dr. Demopulos.

2008 EQUITY INCENTIVE PLAN AND OMNIBUS INCENTIVE COMPENSATION PLAN

Under both the 2008 Equity Incentive Plan (the 2008 Plan) and the Omnibus Incentive Compensation Plan (the Plan), if there is no assumption or substitution of outstanding option awards or replacement of such awards with a comparable cash incentive program by the successor corporation in connection with a merger or “change in control” (as separately defined in each plan), the option awards will become fully vested and exercisable immediately prior to the change in control. In addition, under awards granted under each of the 2008 Plan and the Plan, if within 12 months following a change in control an employee, including Dr. Demopulos or either of Messrs. Borges or Cancelmo, is terminated without “cause” or as a result of a “constructive termination,” as such terms are defined below, any outstanding option awards held by him or her, as applicable, that we issued pursuant to the 2008 Plan or the Plan, as applicable, will become fully vested and exercisable. The amounts under these plans that our named executive officers would have received under each of these scenarios appear in the table below.

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The 2008 Plan or the equity award agreements thereunder define key terms relating to the change in control provisions as follows:

•	a ‘‘change in control’’ means a proposed sale of all or substantially all of our assets, or the merger of us with or into another corporation, or other change in control;
•	a termination for ‘‘cause’’ means a termination of an employee for any of the following reasons: (1) his or her willful failure to substantially perform his or her duties and responsibilities to us or a deliberate violation of a company policy; (2) his or her commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to us; (3) unauthorized use or disclosure by him or her of any proprietary information or trade secrets of ours or any other party to whom he or she owes an obligation of nondisclosure as a result of his or her relationship with us; or (4) his or her willful breach of any of his or her obligations under any written agreement or covenant with us; and

•	a ‘‘constructive termination’’ means the occurrence of any of the following events: (1) there is a material adverse change in an employee’s position causing such position to be of materially reduced stature or responsibility; (2) a reduction of more than 30% of an employee’s base compensation unless in connection with similar decreases of other similarly situated employees; or (3) an employee’s refusal to comply with our request to relocate to a facility or location more than 50 miles from our current location; provided that in order for an employee to be constructively terminated, he or she must voluntarily terminate his or her employment within 30 days of the applicable material change or reduction.

The Plan defines key terms relating to the merger or change in control provisions as follows:

•	a ‘‘change in control’’ means a sale of all or substantially all of our assets, or the merger of us with or into another corporation, or other change in control;
•	a termination for ‘‘cause’’ means a termination of the employment or consulting relationship with the company for any of the following reasons: (1) willful misconduct or gross negligence in performance of duties or material violation of company policy; (2) commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to us; (3) unauthorized use or disclosure of any proprietary information or trade secrets of ours or any other party to whom he or she owes an obligation of nondisclosure as a result of his or her relationship with us; or (4) willful breach of any of his or her obligations under any written agreement or covenant with us; and

•	a ‘‘constructive termination’’ means the employee’s termination of employment within 120 days of any of the following events: (1) any material diminution in the employee’s authority, duties or responsibilities; (2) any material diminution in base salary; (3) any change of more than 50 miles in the geographic location at which the employee must primarily perform services; and (4) any other action or inaction that constitutes a material breach by the company of an employment agreement with the employee; provided, however, that the employee must first provide the company with written notice specifying the foregoing occurrences within 90 days of such occurrence, and provide the company with an opportunity to cure the condition within 30 days of delivery of such notice.

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Executive Compensation

EQUITY ACCELERATION UPON A CHANGE IN CONTROL

The following table summarizes the value that each of Dr. Demopulos and Messrs. Borges and Cancelmo would have derived from the acceleration of outstanding equity awards had a change in control (and certain other events, as applicable) occurred on December 31, 2025.

The amounts below represent the difference between $17.175, the closing trading price of our common stock on December 31, 2025, and the exercise price of the option awards with an exercise price of less than $17.175 per share held by these individuals, multiplied by the number of shares subject to such option awards that would have vested pursuant to the terms of our equity plans on December 31, 2025 upon the occurrence of each of the events identified in the table below.

NAME	OPTION AWARDS ASSUMED BY SUCCESSOR ($)	OPTION AWARDS NOT ASSUMED BY SUCCESSOR ($)	TERMINATION WITHOUT CAUSE OR CONSTRUCTIVE TERMINATION WITHIN 12 MONTHS OF CHANGE IN CONTROL ($)
Gregory A. Demopulos, M.D.	—	20,153,227	20,153,227
David J. Borges	—	2,029,269	2,029,269
Peter B. Cancelmo, J.D.	—	2,550,749	2,550,749

CEO Pay Ratio Disclosure

We are required by SEC rules and regulations to disclose the annual total compensation for our CEO and the median annual total compensation for our worldwide employee population excluding our CEO, and the ratio of annual total compensation for our CEO to the annual total compensation for our median employee. To identify our median employee in 2025, we took the following steps:

1.	We determined that, as of December 31, 2025, our employee population consisted of 173 individuals (excluding our CEO), all of whom reside in the U.S. This population consisted of our full-time, part-time and temporary employees employed with us as of the determination date.
2.	To identify the ‘‘median employee’’ from our employee population, we used total W-2 compensation consistently applied to all employees included in the calculation. We annualized the compensation for employees who were not employed by us for all of 2025 for purposes of establishing the distribution of employee compensation within our population and identified the employee nearest the median of this distribution who was employed for the full year 2025 as our median employee. We did not use any statistical sampling techniques and did not make any cost-of-living adjustments in identifying our median employee.

To determine our median employee’s annual total compensation, we identified and calculated the elements of that employee’s compensation for 2025 in accordance with the requirements of Item 402(c)(2) of Regulation S-K. Based on this analysis, for 2025 the total compensation of our CEO was $4,178,008, as reported in the Summary Compensation Table above, and the total compensation of our median employee, who is a research scientist, was $191,656. This results in a ratio of annual total CEO compensation to annual total median employee compensation of approximately 21.8 to 1.

Our reported CEO pay ratio is an estimate calculated in a manner consistent with SEC rules for identifying the median employee and determining the ratio of his or her compensation to that of our CEO. These rules permit companies to employ a wide range of methodologies, estimates and assumptions. CEO pay ratios reported by other companies, which may have used other permitted methodologies or assumptions, and which may have a significantly different work force structure from ours, are not necessarily comparable to our CEO pay ratio. Also, as noted above, the dollar amount of stock option awards included in the total compensation for our CEO and our median employee represent the grant date fair value of stock option awards as computed in accordance with FASB ASC Topic 718, using assumptions set forth in Note 13, Stock-Based Compensation, to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2025. Realization of this compensation is dependent upon the price of our common stock at the time the stock options are exercised.

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Pay Versus Performance

We are required by SEC rules and regulations to disclose certain information about the relationship between executive compensation and corporate financial performance measures. The compensation committee does not use the following information as a primary basis for making compensation decisions, nor does it use the performance measures described below to measure performance for incentive-based compensation. This section should be read in conjunction with the section entitled ‘‘Executive Compensation—Compensation Discussion and Analysis’’ above in this proxy statement, which includes additional discussion of the objectives of our executive compensation program and how they are aligned with our financial and operational performance. We have prepared the disclosure in this section in accordance with the requirements that apply to smaller reporting companies.

Pay Versus Performance Table

The following table reflects our named executive officers’ ‘‘compensation actually paid’’ (calculated in accordance with SEC regulations) and certain financial performance measures for each of the years ended December 31, 2025, 2024 and 2023.

YEAR	SUMMARY COMPENSATION TABLE TOTAL FOR CEO ($)(1)(2)	COMPENSATION ACTUALLY PAID TO CEO ($)(1)(3)(4)	AVERAGE SUMMARY COMPENSATION TABLE TOTAL FOR NON-CEO NAMED EXECUTIVE OFFICERS ($)(1)(2)	AVERAGE COMPENSATION ACTUALLY PAID TO NON-CEO NAMED EXECUTIVE OFFICERS ($)(1)(3)(4)	VALUE OF INITIAL FIXED $100 INVESTMENT BASED ON TOTAL SHAREHOLDER RETURN (TSR) ($)(5)	NET INCOME (LOSS) (IN THOUSANDS) ($)
2025	4,178,008	17,583,391	803,488	2,347,755	759.96	(3,350)
2024	3,764,151	12,367,163	743,615	1,756,182	437.17	(156,815)
2023	7,689,843	8,692,540	853,301	989,547	144.69	(117,813)

(1)	For each year shown, the CEO was Gregory A. Demopulos, M.D. For 2025, the other named executive officers were David J. Borges and Peter B. Cancelmo, J.D. For 2024, the other named executive officers were Mr. Borges, Mr. Cancelmo, and Michael A. Jacobsen, our former Vice President, Finance, Chief Accounting Officer and Treasurer. For 2023, the other named executive officers were Mr. Cancelmo and Mr. Jacobsen.
(2)	Amounts shown in these columns reflect the corresponding amounts in the ‘‘Total’’ column set forth in the Summary Compensation Table above in this proxy statement. See the footnotes to the Summary Compensation Table for further detail regarding the calculation of the amounts in these columns.
(3)	Amounts shown in these columns do not reflect compensation realized by the named executive officers during the years presented. To calculate ‘‘compensation actually paid,’’ the following amounts were deducted from and added to the ‘‘Total’’ compensation set forth in the Summary Compensation Table:

YEAR	SUMMARY COMPENSATION TABLE TOTAL ($)	AMOUNTS REPORTED IN THE SUMMARY COMPENSATION TABLE FOR OPTION AWARDS ($)	FAIR VALUE OF OPTION AWARDS GRANTED DURING THE YEAR, OUTSTANDING UNVESTED AT YEAR-END ($)	CHANGE IN FAIR VALUE OF OPTION AWARDS GRANTED IN ANY PRIOR YEAR, OUTSTANDING UNVESTED AT YEAR-END ($)	FAIR VALUE OF OPTION GRANTED AND VESTED IN THE SAME YEAR ($)	CHANGE IN FAIR VALUE OF OPTION GRANTED IN PRIOR YEAR, VESTED DURING THE YEAR ($)	FAIR VALUE OF OPTION AWARDS GRANTED IN ANY PRIOR YEAR, FORFEITED DURING THE YEAR ($)	COMPENSATION ACTUALLY PAID ($)
Principal Executive Officer
2025	4,178,008	(2,207,974)	11,725,396	5,092,073	591,718	(1,795,830)	—	17,583,391
2024	3,764,151	(1,851,743)	5,460,092	4,037,908	515,306	441,449	—	12,367,163
2023	7,689,843	(1,724,564)	1,587,792	424,137	250,256	465,076	—	8,692,540
Average for Non-CEO Named Executive Officers
2025	803,488	(248,876)	1,321,649	583,968	66,697	(179,172)	—	2,347,755
2024	743,615	(251,156)	740,563	409,059	69,895	44,207	—	1,756,182
2023	853,301	(241,198)	222,068	55,986	35,002	64,389	—	989,547

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Executive Compensation

(4)	Fair value or change in fair value, as applicable, of option awards in the ‘‘Compensation Actually Paid’’ columns was determined by reference to a Black-Scholes value as of the applicable year-end or vesting date(s), determined based on the same methodology as used to determine grant date fair value but using the closing public trading price of our common stock on the applicable revaluation date as the current market price and with an expected life set equal to the original expected life determined at grant, reduced by the amount of time elapsed from the grant date to the revaluation date, and in all cases based on volatility and risk-free interest rates determined as of the revaluation date based on the remaining expected life and based on an expected dividend rate of 0%. In addition, the risk-free interest rates are based on the quarter-to-date average for the applicable U.S. Treasury yield as of the revaluation date. For additional information on the assumptions used to calculate the valuation of the awards, see the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the applicable year.
(5)	Represents the value, as of the last day of the indicated fiscal year, of an investment of $100 in our common stock on December 30, 2022, the last trading day of that fiscal year.

Relationship Between Compensation Actually Paid and Financial Performance Measures

“Compensation actually paid” as described in this disclosure is calculated in accordance with SEC regulations and does not reflect the value realized by our named executive officers or how our compensation committee evaluates compensation decisions in light of company or individual performance.

We do not use cumulative total shareholder return and net income (loss) as performance measures in our executive compensation program. However, we do use several other performance measures to align executive compensation with our performance. As described in more detail in the section entitled ‘‘Executive Compensation—Compensation Discussion and Analysis’’ above in this proxy statement, our named executive officers are eligible to receive annual performance-based cash bonuses that are designed to provide appropriate incentives to achieve defined annual corporate objectives that are primarily operational, rather than financial, in nature. We also provide equity compensation in the form of stock options to incentivize and reward our named executive officers for long-term corporate performance based on the anticipated increase in value of our common stock in the future (as opposed to historical total shareholder return). These equity awards strongly align our named executive officers’ interests with those of our shareholders by providing a continuing financial incentive to maximize long-term value for our shareholders.

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Executive Compensation

The following graphs illustrate the relationship between each of the financial performance measures in the Pay Versus Performance Table above and ‘‘compensation actually paid’’ to our CEO (referred to as ‘‘CEO CAP’’) and, on average, to our other named executive officers (such average referred to as ‘‘NEO CAP’’) for each of the three years ended December 31, 2025.

COMPENSATION ACTUALLY PAID VS NET INCOME (LOSS)	COMPENSATION ACTUALLY PAID VS TSR

The information provided in this section entitled ‘‘Pay Versus Performance’’ will not be deemed to be incorporated by reference into any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference.

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Transactions With Related Persons

We have adopted a written policy that prohibits our executive officers, directors and director nominees and principal shareholders, including their immediate family members, from entering into a related-party transaction with us without the approval of our audit committee. Any request for us to enter into a transaction with an executive officer, director or director nominee, principal shareholder, or any of such persons’ immediate family members, in which such party had, has or will have a direct or indirect material interest and where the amount involved exceeds $120,000, other than certain excluded transactions including those involving compensation for services provided to us as an executive officer or director, must be presented to our audit committee for review, consideration and approval. All of our directors and executive officers are required to report to our audit committee any such related-party transaction. In considering the proposed related-party transaction, our audit committee will consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, whether the transaction is fair to us, whether there are business reasons to enter into the transaction and whether the terms of the transaction would be similar if the transaction did not involve a related party, whether the transaction would impair the independence of a non-employee director, the materiality of the transaction and whether the transaction would present an improper conflict of interest between us and the related party.

The following is a summary of transactions since January 1, 2024 to which we have been a party in which the amount involved exceeded $120,000 and in which any of our executive officers, directors or beneficial holders of more than five percent of our common stock had or will have a direct or indirect material interest, other than compensation arrangements which are described elsewhere in this proxy statement. We believe that the terms of such transactions are as favorable as those we could have obtained from parties not related to us.

Technology Transfer Agreements

We are party to technology transfer agreements with Gregory A. Demopulos, M.D. pursuant to which he irrevocably transferred to us all of his intellectual property rights in our early PharmacoSurgery® platform and our former Chondroprotective program, for which we have suspended activity. Other than his rights as a shareholder, Dr. Demopulos has not retained any rights to our PharmacoSurgery platform or Chondroprotective program, except that if we file for liquidation under Chapter 7 of the U.S. Bankruptcy Code or voluntarily liquidate or dissolve, other than in connection with a merger, reorganization, consolidation or sale of assets, Dr. Demopulos and another individual have the right to repurchase the PharmacoSurgery and Chondroprotective intellectual property at their respective then-current fair market values.

Indemnification Agreements

We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by the board of directors. With certain exceptions, these agreements provide for indemnification for expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding relating to their service to Omeros.

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Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information with respect to the beneficial ownership of our common stock at April 17, 2026, for: each person who we know beneficially owns more than five percent of our common stock; each of our directors; each of our named executive officers; and all of our directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. Applicable percentage ownership is based on 72,168,330 shares of common stock outstanding at April 17, 2026. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days of April 17, 2026. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each person who owns more than five percent of our common stock listed in the table below is c/o Omeros Corporation, The Omeros Building, 201 Elliott Avenue West, Seattle, Washington 98119.

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Security Ownership of Certain Beneficial Owners and Management

NAME AND ADDRESS OF BENEFICIAL OWNER	EXERCISABLE STOCK OPTIONS(1)	NUMBER OF SHARES BENEFICIALLY OWNED(2)		PERCENT OF CLASS BENEFICIALLY OWNED
5% Security Holders:(3)
BlackRock, Inc.(4)	—	4,279,836		5.9%
Named Executive Officers and Directors:
Gregory A. Demopulos, M.D.	4,411,042	5,880,350		7.7%
David J. Borges	110,758	110,758		*
Peter B. Cancelmo, J.D.	427,501	427,701		*
Thomas F. Bumol, Ph.D.	90,000	100,000	(5)	*
Thomas J. Cable	100,000	135,067		*
Peter A. Demopulos, M.D.	100,000	1,072,898	(6)	1.5%
Arnold C. Hanish	100,000	112,400		*
Leroy E. Hood, M.D., Ph.D.	100,000	174,390		*
Diana T. Perkinson, M.D.	60,000	60,000		*
Rajiv Shah, M.D.	100,000	100,000		*
All executive officers and directors as a group (10 persons)	5,599,301	8,173,564		10.5%
*	Less than 1%
(1)	Represents shares that could be purchased pursuant to the exercise of option awards vested as of and within 60 days of April 17, 2026.
(2)	Represents outstanding shares plus the options set forth in the previous column.
(3)	The Vanguard Group, Inc. (“Vanguard”) previously reported on its Schedule 13G filed on January 30, 2026 that it held shared voting power with respect to 509,158 shares and shared dispositive power with respect to 4,013,315 shares, collectively representing approximately 5.6% of our outstanding shares as of the record date. On March 27, 2026, Vanguard filed Amendment No. 1 to its Schedule 13G reporting that it went through an internal realignment on January 12, 2026 and that certain subsidiaries or business divisions of subsidiaries of Vanguard that formerly had, or were deemed to have, beneficial ownership with Vanguard will report beneficial ownership separately (on a disaggregated basis) from Vanguard. The filing also noted that Vanguard no longer has, or is deemed to have, beneficial ownership over securities beneficially owned by such subsidiaries and/or business divisions and, accordingly, we have removed Vanguard from this table.
(4)	Derived from amount reported in a Schedule 13G filed with the SEC on January 29, 2024. The address of BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001. The Schedule 13G indicates that BlackRock, Inc. has sole voting power over 4,218,026 shares of common stock and sole dispositive power over 4,279,836 shares of common stock. The Schedule 13G filed by the reporting person provides information as of December 31, 2023 and, consequently, the beneficial ownership of the reporting person may have changed between December 31, 2023 and the date of this proxy statement.
(5)	The shares beneficially owned by Dr. Bumol are held of record by a revocable trust, of which Dr. Bumol and his spouse are co-trustees and beneficiaries with shared voting and investment power.
(6)	Includes 164,382 shares of common stock held by The Demopulos Family Trust, of which Dr. Peter Demopulos is the trustee and a beneficiary along with his sister and their mother’s estate. Dr. Peter Demopulos disclaims beneficial ownership of the shares held by The Demopulos Family Trust except to the extent of his pecuniary interest therein. Includes 300,000 shares held in the [Demopulos Child #1] Gift Trust, an irrevocable trust established for the benefit of a minor child, of which Dr. Peter Demopulos is the trustee, and 300,000 shares held in the [Demopulos Child #2] Gift Trust, an irrevocable trust established for the benefit of a minor child, of which Dr. Peter Demopulos is the trustee. Dr. Peter Demopulos is not a beneficiary of [Demopulos Child #1] Gift Trust or [Demopulos Child #2] Gift Trust and has no pecuniary interest in the shares held by the Gift Trusts.

50 | 2026 Proxy Statement	Omeros Corporation

Proposal 3 – Approval of the Amended and Restated Omeros Corporation Omnibus Incentive Compensation Plan

Overview

We believe that equity-based compensation is fundamental to our attracting, retaining and motivating highly qualified and dedicated employees who have the skills and experience required to achieve our business goals, provides a strong link to our long-term performance, creates an ownership culture and generally aligns the interests of our executives and other employees with those of our shareholders.

Consistent with this purpose, we maintain the Omeros Corporation Omnibus Incentive Compensation Plan (as subsequently amended from time to time, the “Plan”). The Plan replaced and superseded the Omeros Corporation 2008 Omnibus Incentive Plan (the “2008 Plan”) upon its initial approval by the shareholders in 2017. At the 2026 Annual Meeting, shareholders are being asked to approve an amendment and restatement of the Plan. The Plan, as amended and restated, is referred to in this proposal as the “Amended and Restated Plan.”

Our board of directors approved the Amended and Restated Plan, conditioned upon shareholder approval, primarily for the purposes of increasing the number of shares available for issuance under the Plan, and to extend the term of the Plan for an additional ten years.

The Amended and Restated Plan reflects the following principal changes:

•	The number of shares authorized for issuance under the Plan is increased by 6,000,000 shares to a total of 23,600,000 shares, plus any shares underlying any awards that were outstanding under the 2008 Plan on the original effective date of the Plan that are terminated, surrendered or canceled without having been fully exercised or that are forfeited in whole or in part after the original effective date of the Plan, which will be available for issuance under the Plan.
•	The term of the Plan will be extended to ten years from the date of shareholder approval in 2026. Without this extension, the Plan would expire in 2027, after which no new awards could be granted.

Why We Are Asking our Shareholders to Approve the Amended and Restated Plan

The board of directors has approved and recommended that the shareholders approve the Amended and Restated Plan to ensure our ability to grant stock options and other equity awards as inducements to attract, retain and motivate our officers, employees, non-employee directors and other key persons. The Amended and Restated Plan continues the design features of the existing Plan and reflects our commitment to ensuring that our compensation plans and programs reflect best practices for executive compensation and stewardship of corporate resources.

We have not increased the number of shares available under the Plan since 2023 and the share increase is aligned to support our ongoing operations and anticipated growth. For example, in

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Proposal 3 – Approval of the Amended and Restated Omeros Corporation Omnibus Incentive Compensation Plan

anticipation of receiving FDA approval of YARTEMLEA® (narsoplimab-wuug) for the treatment of TA-TMA, which occurred in December 2025, we built out a field sales organization and hired other roles supporting our commercial operations. We anticipate continuing to increase our headcount across functions within our company as we advance our clinical and preclinical development programs and continue to enhance commercial and corporate capabilities. The anticipated growth in our employee headcount is expected to include a number of higher-level and senior positions with respect to which equity awards may be a more significant component of individual compensation, both as an inducement to accept offers of employment and as an ongoing portion of their annual compensation.

We operate in a very competitive industry for labor, and our board of directors believes that our future success depends in large part on our ability to offer competitive compensation to attract, retain and motivate talented employees with skills and experience that are highly sought after. Our board of directors believes that approval of the Amended and Restated Plan, including the authorization of the additional shares for issuance thereunder, is appropriate and in the best interests of our shareholders given our current expectations on hiring and the highly competitive environment in which we recruit and retain employees.

If the Amended and Restated Plan is not approved by our shareholders, we anticipate that we will exhaust all the shares available for issuance under the Plan in 2026. The inability to make competitive equity awards to attract and retain talented employees in a highly competitive market would adversely affect our business.

The following table provides certain information regarding our shares outstanding and the Plan as of March 31, 2026:

Shares of common stock outstanding	71,996,171
Number of shares subject to outstanding stock options	15,583,437
Weighted-average exercise price of outstanding stock options	$ 6.84
Weighted-average remaining contractual term of outstanding stock options	6.61 years
Shares of common stock available for grant	3,919,744

Other than the foregoing, no other equity awards were outstanding under the Plan as of March 31, 2026. If shareholders approve the Amended and Restated Plan, these prior awards will remain outstanding and continue to be subject to the award agreements under which they were issued in all respects. The number of remaining securities available for future issuance under the Plan does not reflect the additional 6,000,000 shares authorized under the Amended and Restated Plan if it is approved by our shareholders. Furthermore, the number of shares subject to outstanding stock options does not reflect annual equity grants that are anticipated to be made to employees, including our executive officers, or our non-employee directors during 2026. For more information on anticipated grants to our non- employee directors, see “New Plan Benefits” below.

Important Aspects of the Amended and Restated Plan

The Amended and Restated Plan continues to include a number of important features, including the following:

•	Plan capacity. The maximum number of shares of common stock available for awards under the Amended and Restated Plan is 23,600,000 shares, plus any shares underlying any awards that were outstanding under the 2008 Plan on the original effective date of the Plan that are terminated, surrendered or canceled without having been fully exercised or are forfeited in whole or in part after the original effective date of the Plan. Shares underlying awards granted under the Plan that are terminated, surrendered or canceled without having been fully exercised or that are forfeited in whole or in part will be available for issuance under the Amended and Restated Plan. The authorization of additional shares for issuance under the Amended and Restated Plan would require further shareholder approval.

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Proposal 3 – Approval of the Amended and Restated Omeros Corporation Omnibus Incentive Compensation Plan

•	Fungible plan design. The Amended and Restated Plan provides that grants of “full-value” awards, such as restricted stock and restricted stock units, are deemed for purposes of determining the number of shares available for future grants under the Amended and Restated Plan as an award for 1.5 shares for each share of common stock subject to the award. Grants of stock options or stock appreciation rights are deemed to be an award of one share for each share of common stock subject to the award. This plan structure provides the company with flexibility to determine the equity awards that are best suited for its needs while at the same time recognizing that certain types of awards may be more valuable than others. We believe the size of the share reserve request will be sufficient to meet our objectives for providing equity incentive compensation until the 2028 annual meeting of shareholders, at which time we expect to seek approval of an increase in the number of reserved shares under the Amended and Restated Plan.
•	Repricing is prohibited without shareholder approval. The Amended and Restated Plan prohibits the repricing of outstanding stock options and stock appreciation rights, whether by amending an existing award or by substituting a new award at a lower price, or by any other action that would be treated as a repricing for accounting purposes, unless we obtain shareholder approval. The Amended and Restated Plan provides that the company may not repurchase for cash outstanding stock options or stock appreciation rights.
•	Limitations on share recycling. Shares tendered or held back to cover taxes or the exercise price for a stock option award will not be added back to the reserve pool under the Amended and Restated Plan. Upon the exercise of a stock option, the full number of shares underlying the award will be charged to the reserve pool. Additionally, shares we reacquire on the open market or otherwise using cash proceeds of option exercises will not be added to the reserve pool.
•	No dividend payment for unvested awards. We have never paid dividends on our common stock and do not anticipate paying dividends in the foreseeable future. However, to the extent we do pay dividends in the future, dividends or dividend equivalents (even if accrued) will not be paid on equity awards granted under the Amended and Restated Plan unless and until such award has vested.

The Amended and Restated Plan also introduces the following new provision intended to further align the Plan with market practices and shareholder expectations:

•	Clawback compliance. Awards granted under the Amended and Restated Plan are expressly subject to the company’s clawback and recoupment policies, including those adopted to comply with applicable law and stock exchange requirements, and any other applicable law or regulation that imposes mandatory recoupment.

Summary of the Amended and Restated Plan

The following is a description of the principal terms of the Amended and Restated Plan.

The Amended and Restated Plan is attached as Appendix A to this proxy statement. This summary does not purport to be a complete description of all terms of the Amended and Restated Plan and is qualified in its entirety by reference to the text of the Amended and Restated Plan.

Plan Administration

The Amended and Restated Plan is administered by the board of directors, the compensation committee or by a similar committee performing the functions of the compensation committee. We refer to this administering body as the plan administrator. The plan administrator has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants and to determine the specific terms and conditions of each award, subject to the provisions of the Amended and Restated Plan. The plan administrator may delegate the administrative responsibilities of the Amended and Restated Plan and the board of directors may also delegate to the company’s chief executive officer a portion of its authority to grant awards, subject to certain limitations.

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Proposal 3 – Approval of the Amended and Restated Omeros Corporation Omnibus Incentive Compensation Plan

Eligibility and Limitations on Grants

Persons eligible to participate in the Amended and Restated Plan will be directors, officers, employees, consultants, advisors and other service providers of the company and its subsidiaries, as selected from time to time by the plan administrator. As of March 31, 2026, approximately 192 employees and non-employee directors (consisting of approximately 185 employees, including our three executive officers, and seven non-employee directors) would be eligible to participate in the Amended and Restated Plan.

The maximum aggregate number of shares of common stock that may be granted under the Amended and Restated Plan is 23,600,000 shares, plus any shares underlying any awards that were outstanding under the 2008 Plan on the effective date of the Plan that are terminated, surrendered or canceled without having been fully exercised or are forfeited in whole or in part after June 16, 2017, which was the initial effective date of the Plan. All of such shares may be delivered pursuant to incentive stock options (ISOs) granted under the Amended and Restated Plan. For purposes of calculating the maximum number of shares that may be issued pursuant to all awards under the Amended and Restated Plan, every one share issuable pursuant to the exercise of a stock option or stock appreciation right shall count as one share, and every one share underlying restricted stock, restricted stock units, or other stock-based awards shall count as 1.5 shares.

Stock Options

Stock options may be granted under the Amended and Restated Plan pursuant to option agreements. The Amended and Restated Plan permits the grant of stock options that are intended to qualify as ISOs and options that are not intended to qualify as ISOs, which are commonly referred to as “nonstatutory” or “nonqualified” stock options. Generally, ISOs may be granted only to employees of the company and its subsidiaries. The differing tax treatment of ISOs and nonqualified stock options is discussed below under “Material U.S. Federal Income Tax Consequences of Participation in the Amended and Restated Plan.”

The exercise price of a nonqualified stock option may not be less than 100% of the fair market value of the common stock subject to the stock option on the date of grant. The exercise price of an ISO may not be less than 100% of the fair market value of the common stock subject to the stock option on the date of grant and, in some cases, may not be less than 110% of such fair market value. The Amended and Restated Plan prohibits the repricing of outstanding stock options and the exchange of cash or other securities for out-of-the money awards unless approved by our shareholders or in connection with a substitution of the option in connection with a corporate transaction under limited circumstances. Under the Amended and Restated Plan, a transaction subject to these restrictions would include (i) amending an option award to decrease the exercise price, (ii) canceling an outstanding option in conjunction with the grant of a new option with a lower exercise price, (iii) repurchasing options for cash or (iv) any other action that would be treated for accounting purposes as a repricing of the option. The term of stock options granted under the Amended and Restated Plan may not exceed 10 years and, in some cases, may not exceed five years.

Acceptable forms of consideration for the purchase of our common stock pursuant to the exercise of a stock option under the Amended and Restated Plan will be determined by the plan administrator and may include payment by cash, certified or bank check, promissory note or consideration under a broker-assisted (or other) cashless exercise program. The plan administrator may also accept payment in the form of unrestricted common stock already owned by the optionee of the same class of common stock subject to the stock option; provided, however, that in the case of an ISO, the right to make payment in the form of already owned shares of common stock of the same class as the common stock subject to the ISO may be authorized only at the time the ISO is granted.

54 | 2026 Proxy Statement	Omeros Corporation

Proposal 3 – Approval of the Amended and Restated Omeros Corporation Omnibus Incentive Compensation Plan

After termination of an employee, director or consultant, he or she may exercise his or her option award for the period of time stated in the option agreement and plan. Unless otherwise specified in an option agreement or otherwise, if termination is due to death or disability, the option will remain exercisable for 12 months and, in all other cases, the option will remain exercisable for three months. However, an option may not be exercised later than the expiration of its term.

Stock Appreciation Rights

Stock appreciation rights may be granted under the Amended and Restated Plan pursuant to stock appreciation right agreements. Each stock appreciation right is denominated in common stock equivalents. The strike price of each stock appreciation right will be determined by the plan administrator but will in no event be less than 100% of the fair market value of the common stock subject to the stock appreciation right on the date of grant. The Amended and Restated Plan prohibits the repricing of stock appreciation rights or the exchange of cash or other securities for out-of-the-money awards unless approved by our shareholders or in connection with a substitution of the stock appreciation right in connection with a corporate transaction under limited circumstances. Under the Amended and Restated Plan, a transaction subject to these restrictions would include (i) amending a stock appreciation right to decrease the exercise price, (ii) canceling an outstanding stock appreciation right in conjunction with the grant of a new stock appreciation right with a lower exercise price, (iii) repurchasing stock appreciation rights for cash (other than pursuant to the terms established at the initial time of issuance), or (iv) any other action that would be treated for accounting purposes as a repricing of the stock appreciation right. The plan administrator may also impose restrictions or conditions upon the vesting of stock appreciation rights that it deems appropriate. The appreciation distribution payable upon exercise of a stock appreciation right may be paid in shares of our common stock, in cash, or in a combination of cash and stock at the election of the plan administrator. Stock appreciation rights expire under the same rules that apply to stock options.

Restricted Stock Awards

Restricted stock may be granted under our Amended and Restated Plan. Restricted stock awards are shares of our common stock that vest in accordance with terms and conditions established by the plan administrator. The plan administrator will determine the number of shares of restricted stock granted to any employee. The plan administrator may impose whatever conditions to vesting it determines to be appropriate. For example, the plan administrator may set restrictions based on the achievement of specific performance goals. Shares of restricted stock that do not vest will revert to the company.

Restricted Stock Units

Restricted stock units may be granted under our Amended and Restated Plan. Restricted stock units are awards of restricted stock, performance shares or performance units that are paid out in installments or on a deferred basis. The plan administrator determines the terms and conditions of restricted stock units including the vesting criteria and the form and timing of payment.

Performance Units and Shares

Performance units and performance shares may be granted under our Amended and Restated Plan. Performance units and performance shares are awards that will result in a payment to a participant only if performance goals established by the plan administrator are achieved or the awards otherwise vest. The plan administrator will establish organizational or individual performance goals in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants. Performance units shall have an initial dollar value established by the plan administrator prior to the grant date. Performance shares will have an initial value equal to the fair market value of our common stock on the grant date. Payment for performance units and performance shares may be made in cash or in shares of our common stock with equivalent value, or in some combination, as determined by the plan administrator.

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Proposal 3 – Approval of the Amended and Restated Omeros Corporation Omnibus Incentive Compensation Plan

Other Awards

The plan administrator is permitted to grant other awards of cash or our common stock or awards that are valued in whole or in part by reference to, or are otherwise based upon, common stock, including, without limitation, dividend equivalents.

Transferability of Awards

Unless the administrator provides otherwise, the Amended and Restated Plan generally does not allow for the transfer of awards during a participant’s lifetime and only the recipient of an award may exercise an award during his or her lifetime.

Change in Control Provisions

Under the Amended and Restated Plan, in the case of a merger or change in control (as defined in the Amended and Restated Plan), unless otherwise provided by the plan administrator, if awards are not assumed or substituted for awards issued by the successor that are comparable or are not replaced with a comparable cash incentive program of the successor:

•	all outstanding stock options and stock appreciation rights will immediately become fully vested and exercisable;
•	all restrictions on restricted stock and restricted stock units will lapse; and
•	all outstanding performance awards will be considered earned and payable in full at the target performance goal level.

In addition, in the event that the employment of a participant is terminated without cause (as defined in the Amended and Restated Plan), or there is a constructive termination (as defined in the Amended and Restated Plan), in connection with, or within 12 months following, a change in control, all outstanding stock options and stock appreciation rights of such person will immediately become fully vested and exercisable, all restrictions on restricted stock and restricted stock units will lapse, all performance goals or other vesting requirements for performance shares and units will be deemed achieved, and all other terms and conditions will be deemed to have been met.

In the event the service of a non-employee director is terminated on or following a merger or change in control, other than pursuant to a voluntary resignation, his or her options and stock appreciation rights will fully vest and become immediately exercisable, all restrictions on restricted stock and restricted stock units will lapse, all performance goals or other vesting requirements for performance shares and units will be deemed achieved, and all other terms and conditions will be deemed to have been met.

Tax Withholding

Participants in the Amended and Restated Plan are responsible for the payment of any federal, state, local or foreign taxes that we are required by law to withhold upon any option exercise or vesting of other awards. Unless otherwise determined, withholding obligations may be settled with common stock, including common stock that is part of the award that gives rise to the withholding requirement.

Limitation on Deductions

Under Section 162(m) of the Code, our deduction for certain awards under the Amended and Restated Plan may be limited to the extent that any “covered employee” (generally, any individual who, after 2016, is or was the principal executive officer, principal financial officer or other executive officer whose compensation is or was required to be reported in the Summary Compensation Table and, after 2026, the five highest paid employees other than such officers) receives compensation in excess of $1.0 million a year.

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Proposal 3 – Approval of the Amended and Restated Omeros Corporation Omnibus Incentive Compensation Plan

Amendments and Termination

The board of directors may amend, alter, suspend or terminate the Amended and Restated Plan, but no amendment, alteration, suspension or termination will be made that would impair the rights of a recipient under an award without such recipient’s consent. We will obtain shareholder approval for any amendment to the Amended and Restated Plan to the extent required by applicable law and listing requirements.

Material U.S. Federal Income Tax Consequences of Participation in the Amended and Restated Plan

The following is a brief summary of the material U.S. federal income tax consequences associated with awards under the Amended and Restated Plan, based on current U.S. federal income tax laws and Treasury regulations promulgated thereunder, all as in effect or existence as of the date of this proxy statement. We have not sought, nor do we intend to seek, any ruling from the U.S. Internal Revenue Service with respect to the statements made in this section. This summary is not intended to be exhaustive, does not constitute tax advice and, among other things, does not describe state, local or foreign tax consequences. Moreover, the tax effects of participation in the Amended and Restated Plan may vary depending on the facts and circumstances pertaining to each participant. Each participant who receives an award under the Amended and Restated Plan should consult his or her own tax advisor with respect to his or her individual tax position and the effect of any legislative revisions on such position.

Unrestricted Stock. Generally, a participant receiving an award of unrestricted stock will recognize taxable income at the time unrestricted stock is granted. The taxable income will equal the excess of the fair market value of the unrestricted stock on the grant date over any amount the participant pays for the unrestricted stock. We generally will be entitled to an income tax deduction equal to the amount of ordinary income a participant recognizes in connection with an award of unrestricted stock.

Restricted Stock. The grant of restricted stock generally does not result in taxable income to a participant or a tax deduction for us. At the time the restrictions expire, however, a participant will realize ordinary taxable income in an amount equal to the fair market value of the stock on the date the restrictions expire. However, a participant may instead elect to include the value of the stock in income at the time of grant by making a “section 83(b) election.” If the participant later forfeits the restricted stock, the participant will not be able to deduct the amount previously recognized as income (although he or she might be able to claim a capital loss equal to any amount actually paid for the shares). We generally will be entitled to an income tax deduction equal to the amount of ordinary income a participant recognizes in connection with an award of restricted stock. The deduction generally will be allowed for the taxable year in which the participant recognizes such ordinary income. In addition, after the restriction period, a participant will be taxed on the accumulated dividends paid with respect to restricted stock as compensation, and we will be entitled to a corresponding deduction in the year the dividends were paid. However, if a participant makes a section 83(b) election to be taxed on the value of a restricted stock award granted when the award is granted, dividends paid with respect to the award will be taxed as dividends and will not be deductible by us.

Incentive Stock Options. ISOs are intended to meet the requirements of Section 422 of the Code. Generally, the grant of an ISO does not result in taxable income to the participant or a tax deduction for us. The exercise of an ISO will not result in ordinary taxable income to the participant (although the difference between the exercise price and the fair market value of the common stock subject to the ISO may result in alternative minimum tax liability to the participant) and we will not be allowed a deduction at any time in connection with such award, if the following conditions are met:

•	at all times during the period beginning with the date of the grant and ending on the day three months before the date of exercise, the participant is an employee of our company or an affiliate; and
•	the participant makes no disposition of stock within two years from the date of grant or within one year after the stock is transferred to the participant.

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Proposal 3 – Approval of the Amended and Restated Omeros Corporation Omnibus Incentive Compensation Plan

The three-month period is extended to one year in the event of disability and is waived in the event of death of the participant. If the stock is sold by the participant after meeting these conditions, any gain realized over the exercise price ordinarily will be treated as long-term capital gain, and any loss will be treated as long-term capital loss, in the year of the sale.

If the participant fails to comply with the employment or holding period requirements discussed above, the participant will recognize ordinary taxable income in an amount equal to the lesser of:

•	the excess of the fair market value of the common stock subject to the ISO on the date of exercise over the exercise price; or
•	if the employment period (but not the holding period) described above is satisfied and if the disposition occurs in an arm’s length sale or exchange with an unrelated party, the excess of the amount realized upon such disposition over the exercise price.

If the participant realizes ordinary taxable income on account of such a disqualifying disposition (described above), a corresponding deduction will be allowed to us for the same year.

If a participant pays the exercise price for an ISO with common stock already owned and the participant receives back a larger number of shares, a number of shares of common stock equal to the number of shares used to pay the exercise price will have a tax basis equal to that of the stock originally used to pay the exercise price. The additional newly acquired shares of common stock will have a tax basis of zero. The ISO holding period for the newly acquired common stock will begin on the exercise date. The tax on disposition will be as described above. If the participant uses shares obtained on exercise of an ISO before the end of the incentive stock option holding period for those shares, the participant will be taxed on those shares as though he or she had sold those shares at that time.

Nonqualified Stock Options. Nonqualified options are options that are not intended to meet the requirements of Section 422 of the Code. Generally, the grant of a nonqualified stock option does not result in taxable income to the participant or a tax deduction for us. Upon exercise of a nonqualified stock option, the participant will generally realize compensation taxable as ordinary income in an amount equal to the difference between the exercise price and the fair market value of the common stock subject to the stock option on the date of exercise, and we will be entitled to a corresponding deduction for the same year. The participant’s basis in such shares will be the fair market value on the date income is realized, and when the participant disposes of the shares he or she will recognize capital gain or loss, either long-term or short-term, depending on the holding period of the shares.

If a participant who exercises a nonqualified stock option pays the exercise price by tendering common stock and receives a larger number of shares back, the participant will realize taxable income in an amount equal to the fair market value of the additional common stock received on the date of exercise, less any cash paid in addition to the shares tendered. Upon a subsequent sale of the common stock, the number of shares equal to the number delivered as payment of the exercise price will have a tax basis equal to that of the shares originally tendered. The additional newly acquired common stock obtained upon exercise of the nonqualified stock option will have a tax basis equal to the fair market value of such common stock on the date of exercise.

Stock Appreciation Rights. Generally, the grant of a stock appreciation right does not result in taxable income to the participant or a tax deduction for us. Upon exercise of a stock appreciation right, the participant will generally realize ordinary taxable income in an amount equal to the excess of the fair market value of the common stock on the date the stock appreciation right is exercised over the exercise price of the stock appreciation right, and we will be entitled to a corresponding deduction for the same year.

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Proposal 3 – Approval of the Amended and Restated Omeros Corporation Omnibus Incentive Compensation Plan

Performance Shares and Performance Units. The grant of a performance share or performance unit does not result in taxable income to the participant or a tax deduction for us. Upon the expiration of the applicable performance period and receipt of the common stock distributed in payment of the award or an equivalent amount of cash, the participant will realize ordinary taxable income equal to the full fair market value of the common stock delivered or the amount of cash paid. At that time, we generally will be allowed a corresponding tax deduction for the same year equal to the compensation taxable to the participant.

Dividend Equivalents. Dividend equivalents generally are taxed as compensation when they are paid to the participant, and we receive a corresponding deduction for the same year.

Restricted Stock Units. A recipient of a restricted stock unit award realizes ordinary income when the award is settled in shares or cash. The ordinary income realized on the payment date equals the full fair market value of the common stock or other property delivered or the amount of cash paid. At that time, we generally will be allowed a corresponding tax deduction for the same year equal to the compensation taxable to the participant.

Other Cash Incentive Awards. A recipient of a cash incentive award realizes ordinary income when the award is paid in cash. The ordinary income realized equals the amount of cash paid. At that time, we generally will be allowed a corresponding tax deduction for the same year equal to the compensation taxable to the participant.

Section 409A. Section 409A of the Code applies to amounts that are considered “nonqualified deferred compensation.” If a deferred compensation arrangement, including certain awards that may be issued under the Amended and Restated Plan, does not meet the requirements of Section 409A of the Code, the timing of taxation for these amounts could be accelerated (meaning these amounts could become immediately taxable). Also, an additional 20% income tax, as well as penalties and interest, could be imposed upon the applicable participants in the Amended and Restated Plan. Although the plan administrator intends to administer the Amended and Restated Plan so that awards will be exempt from, or will comply with, the requirements of Section 409A of the Code, we do not warrant that any award under the Amended and Restated Plan will qualify for favorable tax treatment under Section 409A of the Code or any other provision of federal, state, local or foreign law.

Parachute Payments. In the event any payments or rights accruing to a participant upon a change in control (as described under “Change in Control Provisions” above), including any payments or vesting under the Amended and Restated Plan triggered by a change in control, constitute “parachute payments” under Section 280G of the Code, depending on the amount of such payments and the other income of the participant, the participant may be subject to an excise tax (in addition to ordinary income tax), and we may be disallowed a deduction for the amount of the actual payment.

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Proposal 3 – Approval of the Amended and Restated Omeros Corporation Omnibus Incentive Compensation Plan

New Plan Benefits

The plan administrator has not made any determinations with respect to awards to be made under the Amended and Restated Plan to any individual named executive officer, the named executive officers as a group, non-employee directors as a group or non-executive officer employees as a group. As described under “Non-Employee Director Compensation” in this proxy statement, under our non-employee director compensation policy, each non-employee director nominee who has served as a director for at least six months and who will continue to serve as a member of the board of directors following the 2026 Annual Meeting will be granted a stock option to purchase 15,000 shares of common stock on the date of the 2026 Annual Meeting. These options will be granted regardless of the outcome of this proposal. In addition, if we appoint new directors, each such new director will receive an option to purchase 30,000 shares of our common stock upon his or her initial appointment or election.

The following table discloses the expected aggregate amount to be granted to our non-employee directors on the date of the 2026 Annual Meeting, which are the only awards to be made under the Amended and Restated Plan that are determinable at this time:

NAME AND POSITION	NUMBER OF SHARES
Non-Employee Directors who will have served as a director for at least six months as of the date of the 2026 Annual Meeting	105,000 shares of Common Stock

Prior Grants Under the Plan

The following table discloses grants made under the Plan to the individuals and groups of individuals stated therein since the initial effective date of the Plan through March 31, 2026.

NAME AND PRINCIPAL POSITION	NUMBER OF SHARES GRANTED UNDER PLAN
Gregory A. Demopulos, M.D. President, Chief Executive Officer and Chairman of the Board	4,730,000
David J. Borges Vice President, Finance, Chief Accounting Officer and Treasurer	256,800
Peter B. Cancelmo, J.D. Vice President, General Counsel and Secretary	565,000
All current executive officers	5,551,800
All non-employee directors	739,250
All non-executive officer employees	14,362,522

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Proposal 3 – Approval of the Amended and Restated Omeros Corporation Omnibus Incentive Compensation Plan

Market Value of Underlying Shares

Our common stock is traded on the Nasdaq Global Market under the symbol “OMER.” On April 27, 2026, the closing price of our common stock, as reported by Nasdaq, was $14.74 per share.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides certain information regarding our equity compensation plans in effect as of December 31, 2025:

	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS	WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS	NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS
Equity compensation plans approved by security holders:
Omnibus Incentive Compensation Plan(1)	15,954,865	$ 6.71	3,893,710
2008 Equity Incentive Plan(2)	2,318,240	$11.12	—
Total	18,273,105	$ 7.27	3,893,710
(1)	The Plan provides for the grant of ISOs, nonqualified stock options, restricted stock, restricted stock units, stock appreciation rights, performance units and performance shares to employees, directors and consultants and subsidiary corporations’ employees and consultants. The Plan replaced the 2008 Plan, and as a result we will not grant any new awards under the 2008 Plan. Any stock option awards granted under the 2008 Plan that were outstanding as of the effective date of the Plan remained in effect pursuant to their terms and, if the award is canceled or is repurchased, the shares underlying such award become available for grant under the Plan.
(2)	The 2008 Plan provided for the grant of ISOs, nonqualified stock options, restricted stock, stock appreciation rights, performance units and performance shares to employees, directors and consultants and subsidiary corporations’ employees and consultants.

The Board Of Directors Recommends that shareholders vote FOR the approval of the Amended and Restated Omeros Corporation Omnibus Incentive Compensation Plan.

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Proposal 4 – Ratification of the Appointment of Our Independent Registered Public Accounting Firm

The audit committee of our board of directors has appointed Ernst & Young LLP (Ernst & Young) as our independent registered public accounting firm for the current year and the board of directors is asking our shareholders to ratify that appointment. Although current laws, rules and regulations, as well as the charter of the audit committee, require our independent registered public accounting firm to be engaged, retained and supervised by the audit committee, the board considers the selection of the independent registered public accounting firm to be an important matter of shareholder concern and is submitting the selection of Ernst & Young for ratification by shareholders as a matter of good corporate practice. If the shareholders do not ratify the selection of Ernst & Young as our independent registered public accounting firm, the audit committee will consider this vote in determining whether or not to continue the engagement of Ernst & Young. If the shareholders do ratify the selection of Ernst & Young as our independent registered public accounting firm, the audit committee may nonetheless select a different auditing firm at any time during the year if it determines that such a change would be in our best interests. Representatives of Ernst & Young are expected to be present at the 2026 Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Information Regarding our Independent Registered Public Accounting Firm

Fees paid or accrued by us for professional services provided by Ernst & Young, our independent auditors, in each of the last two fiscal years, in each of the following categories (in thousands) are:

	2025	2024
Audit Fees	$1,362	$1,266
Audit-Related Fees	—	—
Tax Fees	104	141
All Other Fees	—	—
Total Fees	$1,466	$1,407

The Board of Directors recommends that shareholders vote for the ratification of the appointment of Ernst & Young as our independent registered public accounting firm.

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Proposal 4 – Ratification of the Appointment of Our Independent Registered Public Accounting Firm

Audit Fees

Consists of fees associated with the annual audit of our financial statements, the reviews of our interim financial statements and quarterly reports on Form 10-Q and the issuance of consents and comfort letters in connection with registration statements and securities offerings.

Audit-Related Fees

Consists of fees associated with assurance and related services that are reasonably related to the performance of the audit or review of our financial statements including accounting consultations.

Tax Fees

Consists of fees associated with federal income tax compliance, tax advice and tax planning.

All Other Fees

Consists of fees associated with permitted corporate finance assistance and permitted advisory services, none of which were provided by our independent auditors during the last two fiscal years.

Audit Committee Pre-Approval Policy

The audit committee must pre-approve all services to be performed for us by Ernst & Young. Pre-approval is granted usually at regularly scheduled meetings of the audit committee. If unanticipated items arise between meetings of the audit committee, the audit committee has delegated authority to the chair of the audit committee to pre-approve services, in which case the chair communicates such pre-approval to the full audit committee at its next scheduled meeting. During 2025 and 2024, all services billed by Ernst & Young were pre-approved by the audit committee in accordance with this policy.

Audit Committee Report

The audit committee’s primary function is to assist the board of directors in monitoring and overseeing the integrity of the company’s financial statements, systems of internal control and the audit process. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls and disclosure controls. The company’s independent auditor, Ernst & Young LLP, is responsible for auditing those financial statements and expressing its opinion as to whether the financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the company in conformity with generally accepted accounting principles, or GAAP. In this context, the audit committee has met and held discussions with management and the independent auditor. Management represented to the audit committee that the company’s consolidated financial statements as of and for the year ended December 31, 2025 were prepared in accordance with GAAP, and the audit committee has reviewed and discussed the consolidated financial statements with management and the independent auditor.

The audit committee has discussed with the independent auditor matters required to be discussed with the audit committee under the applicable requirements of the Public Accounting Oversight Board, or PCAOB, and the SEC, including the auditor’s judgment as to the quality, not just the acceptability, of the accounting principles and the consistency of their application and the clarity and completeness of the audited financial statements. In addition, the audit committee has received the written disclosures and the letter from the independent auditor required by applicable requirements of the PCAOB, and has discussed with the independent auditor its independence from the company and its management.

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Proposal 4 – Ratification of the Appointment of Our Independent Registered Public Accounting Firm

The audit committee has also discussed with the company’s internal and independent auditors the overall scope and plans for their respective audits, including internal control testing under Section 404 of the Sarbanes-Oxley Act of 2002, as well as the company’s critical accounting policies and estimates and the critical audit matter addressed during the audit. The audit committee periodically meets with the internal and independent auditors, with and without management present, and in private sessions with members of senior management (such as the chief executive officer and the principal financial officer) to discuss the results of their examinations, their evaluations of the company’s internal controls and risks related thereto, including cybersecurity risks, and the overall quality of the company’s financial reporting. The audit committee also periodically meets in executive session.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors, and the board of directors approved, the inclusion of the audited financial statements in the company’s Annual Report on Form 10-K for the year ended December 31, 2025.

AUDIT COMMITTEE

Arnold C. Hanish, Chair
Thomas J. Cable

Rajiv Shah, M.D.

Obtaining An Annual Report on Form 10-K

The 2025 Annual Report on Form 10-K and the exhibits filed with it are available on our investor relations website at https://investor.omeros.com and on the SEC’s website at www.sec.gov. Upon written request by any beneficial shareholder or shareholder of record, we will furnish, without charge, a copy of the 2025 Annual Report on Form 10-K, including the financial statements and the related footnotes. Requests should be made in writing addressed to:

OMEROS CORPORATION

The Omeros Building
201 Elliott Avenue West

Seattle, Washington 98119
Attn: Investor Relations

We will charge you for our copying costs if exhibits to the 2025 Annual Report on Form 10-K are requested.

64 | 2026 Proxy Statement	Omeros Corporation

Other Business

Our board of directors is not aware of any other matters to be presented at the 2026 Annual Meeting. If, however, any other matter should properly come before the 2026 Annual Meeting, the enclosed proxy card confers discretionary authority with respect to such matter.

April 30, 2026

By Order of the Board of Directors,

PETER B. CANCELMO

Vice President, General Counsel and Secretary

Your Vote is Important

If you plan to attend the 2026 Annual Meeting, which will be conducted virtually via the Internet, we encourage you to vote in advance of the meeting to ensure that your shares are represented at the meeting. Please see ‘‘Information Concerning Proxy Solicitation, Voting and the Meeting — Attending the 2026 Annual Meeting.” You may vote prior to the 2026 Annual Meeting by one of the following methods:

BY INTERNET: www.proxyvote.com	BY MAIL: Signing, dating and promptly mailing the proxy card	BY PHONE: 1-800-690-6903

Even if you vote in advance of the 2026 Annual Meeting, you may still attend and vote at the meeting if you attend virtually via the Internet.

Omeros Corporation	2026 Proxy Statement | 65

Omeros Corporation

AMENDED AND RESTATED OMNIBUS INCENTIVE COMPENSATION PLAN

(as amended and restated effective as of June 18, 2026, subject to shareholder approval)

1.	Purposes of the Plan.

The purposes of this Amended and Restated Omnibus Incentive Compensation Plan (the “Plan”) are to attract and retain the best available personnel for positions of substantial responsibility; to provide additional incentive to Employees, Directors and Consultants; and to promote the success of the Company’s business.

The Plan replaced the Omeros Corporation 2008 Equity Incentive Plan (the “Prior Plan”). The Prior Plan was terminated, replaced and superseded by the Plan as of June 16, 2017, except that any awards granted under the Prior Plan remained in effect pursuant to their terms.

The Plan was amended and restated effective as of June 23, 2023. Subject to shareholder approval, this amended and restated version of the Plan (the “Restatement”) amends and replaces the prior restatement of the Plan.

2.	Definitions.

In addition to terms defined in Section 1, as used herein, the following definitions will apply:

(a)         “Administrator” means the Board or any Committee that will be administering the Plan, in accordance with Section 4 of the Plan.

(b)         “Applicable Laws” means the requirements relating to the administration of equity-based or cash incentive awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(c)         “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares or Cash Awards.

(d)         “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan. The Administrator, in its discretion, may determine and set forth in an Award Agreement terms under which the Award may be forfeited.

(e)         “Board” means the Board of Directors of the Company.

(f)          “Cash Award” means a cash incentive award granted pursuant to Section 11 of the Plan.

(g)         “Cause” for termination of a Participant’s employment or consulting relationship with the Company will exist if the Participant’s service is terminated for any of the following reasons: (i) the Participant’s’ willful misconduct or gross negligence in performance of his or her duties or material violation of a Company policy; (ii) the Participant’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company; (iii) the Participant’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom the Participant owes an obligation of nondisclosure as a result of his or her relationship with the Company; or (iv) a Participant’s willful breach of any of his or her obligations under any written agreement or covenant with the Company. Nothing in this subsection 2(g) shall be construed to prohibit a Participant from,

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or penalize a Participant for, reporting to any governmental authority, cooperating in any governmental investigation, or testifying or providing evidence in any governmental action as required or permitted by law, court order or administrative action.

(h)         “Change in Control” means the occurrence of any of the following events:

(i)           A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection (i), the acquisition of additional stock by any one Person, who is considered to own more than 50% of the total voting power of the stock of the Company will not be considered a Change in Control; or

(ii)          A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii)         A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s shareholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this Section 2(h), persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

(i)          “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein will be a reference to any successor or amended section of the Code.

(j)          “Constructive Termination” means the Participant’s termination of his or her employment within 120 days following the occurrence of Good Reason. For purposes of this definition, “Good Reason” means any of the following: (i) any material diminution in the Participant’s authority, duties or responsibilities; (ii) any material diminution in base salary; (iii) any change of more than 50 miles in the geographic location at which the Participant must primarily perform services; and (iv) any other action or inaction that constitutes a material breach by the Company of an employment agreement with the Participant; provided, however, that before the Participant may terminate his or her employment in a Constructive Termination, (A) the Participant must provide the Company with written notice within 90 days of the event that the Participant believes constitutes “Good Reason,” specifically identifying the acts or omissions constituting the grounds for Good Reason and (B) the Company must have an opportunity within 30 days following delivery of such notice to cure the Good Reason condition.

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(k)         “Committee” means a committee of Directors or of one or more individuals satisfying Applicable Laws and appointed by the Board in accordance with Section 4 hereof.

(l)          “Common Stock” means the common stock of the Company.

(m)        “Company” means Omeros Corporation, a Washington corporation, or any successor thereto.

(n)         “Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity.

(o)         “Director” means a member of the Board.

(p)         “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

(q)         “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(r)          “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(s)         “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i)          If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market of The Nasdaq Stock Market, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the date of determination (or, if no closing sales price or closing bid is reported on that date, as applicable, on the next preceding trading date such closing sales price or closing bid was reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii)         If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the date of determination (or, if no such prices are reported on that date, on the next preceding date such prices were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii)        In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator, consistent with Section 409A of the Code to the extent necessary to avoid adverse tax consequences under Section 409A of the Code.

(t)          “Fiscal Year” means the fiscal year of the Company.

(u)         “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(v)         “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(w)        “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(x)         “Option” means a stock option granted pursuant to the Plan.

(y)         “Outside Director” means a Director who is not an Employee.

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(z)         “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(aa)       “Participant” means the holder of an outstanding Award.

(bb)       “Performance Share” means an Award denominated in Shares which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine pursuant to Section 10.

(cc)       “Performance Unit” means an Award which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 10.

(dd)       “Period of Restriction” means the period during which Restricted Stock is subject a substantial risk of forfeiture. The risk of forfeiture may lapse based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

(ee)       “Plan” means this Omeros Corporation Omnibus Incentive Compensation Plan, as set forth herein and as amended from time to time.

(ff)         “Restatement Effective Date” has the meaning set forth in Section 20.

(gg)       “Restricted Stock” means Shares issued pursuant to a Restricted Stock award under Section 7 of the Plan, or issued pursuant to the early exercise of an Option.

(hh)       “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 8. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(ii)         “Rule 16b-3” means Rule 16b-3 under the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(jj)         “Section 16(b)” means Section 16(b) of the Exchange Act.

(kk)       “Service Provider” means an Employee, Director or Consultant.

(ll)         “Share” means a share of the Common Stock, as adjusted in accordance with Section 15 of the Plan.

(mm)     “Stock Appreciation Right” means an Award, granted alone or in connection with an Option, that pursuant to Section 9 is designated as a Stock Appreciation Right.

(nn)       “Stock Award” means an Award other than a Cash Award.

(oo)       “Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

3.	Shares Subject to the Plan.

(a)         Shares Available. Subject to the provisions of Section 15 of the Plan, the maximum aggregate number of Shares that may be delivered pursuant to Awards under the Plan is 23,600,000 Shares (subject to Section 3(b) and to Section 15(a)). For the purposes of calculating the maximum number of Shares that may be issued pursuant to all Awards (including determining the amount of shares that become available under the Plan under subsection (b)): (i) every one Share issuable pursuant to the exercise of an Option or Stock Appreciation Right shall count as one Share and (ii) every one Share underlying Restricted Stock, Restricted Stock Units, or other stock-based Awards shall count as 1.5 Shares.

(b)         Lapsed Awards. If any Award is: (i) forfeited or otherwise expires, terminates or is canceled without the delivery of all Shares (or is forfeited by repurchase of Shares) subject to it or (ii) settled other than by delivery of Shares (including cash settlement), then the number of Shares

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subject to such Awards that were not issued shall again become available to be delivered pursuant to future Awards under the Plan. For purposes of determining the number of Shares that may be delivered pursuant to lapsed Awards, the term “Award” shall include any lapsed awards granted under the Prior Plan. For the avoidance of doubt, only Shares which are actually issued in respect of Awards will cease to be available under the Plan; provided, however, that (A) Shares delivered (by actual delivery, attestation, or net exercise) to the Company by a Participant to purchase Shares upon the exercise of an Award or to satisfy tax withholding obligations (including shares retained from the Award creating the tax obligation) shall not be added back to the number of Shares available for issuance under the Plan and (B) Shares repurchased by the Company on the open market using the proceeds from the exercise of an Award shall not increase the number of Shares available for issuance under the Plan.

(c)         Incentive Stock Options. Notwithstanding the foregoing and, subject to adjustment as provided in Section 15, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3(a), plus, to the extent allowable under Section 422 of the Code and the Treasury Regulations promulgated thereunder, any Shares that become available for issuance under the Plan pursuant to Section 3(b).

(d)         Share Reserve. The Company, during the term of the Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

4.	Administration of the Plan.

(a)         Procedure.

(i)          Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers and/or different types of Awards may administer the Plan.

(ii)         Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

(iii)        Other Administration. Other than as provided above, the Plan will be administered by: (A) the Board; or (B) a Committee, which committee will be constituted to satisfy Applicable Laws and consist of Directors or, solely to the extent permitted by subsection (v), the Company’s Chief Executive Officer.

(iv)        Chief Executive Officer. To the extent permitted by Applicable Laws, the Board may delegate to the Company’s Chief Executive Officer the authority to: (A) grant Awards to Employees who are not subject to Section 16 of the Exchange Act and (B) to make all other determinations with respect thereto, subject to any additional limitations or requirements specified by the Board. Any delegate under this subsection (v) shall serve at the pleasure of, and may be removed at any time by, the Board.

(b)         Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

(i)           to determine the Fair Market Value;

(ii)          to select the Service Providers to whom Awards may be granted hereunder;

(iii)         to determine the amount of cash, number of Shares or other securities to be covered by each Award granted hereunder;

(iv)         to approve forms of Award Agreements for use under the Plan;

(v)          to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to: the exercise price; the time or times when Awards may be exercised (which may be based on

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performance criteria); any vesting acceleration or waiver of forfeiture restrictions; and any restriction, limitation, forfeiture and/or clawback provision regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;

(vi)         to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(vii)        to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws;

(viii)       to modify or amend each Award (subject to Section 21 of the Plan), including but not limited to the discretionary authority to extend the post-termination exercisability period of Awards and to extend the maximum term of an Option (subject to limitations imposed under the Plan);

(ix)        to allow Participants to satisfy withholding tax obligations in such manner as prescribed in Section 16 of the Plan;

(x)         to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xi)        to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award; and

(xii)       to make all other determinations deemed necessary or advisable for administering the Plan.

(c)         Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards.

5.	Eligibility.

Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units and Cash Awards may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

6.	Stock Options.

(a)         Limitations. Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such portion of such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.

(b)         Term of Option. The term of each Option will be stated in the Award Agreement. In the case of an Incentive Stock Option, the term will be ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

(c)         Option Exercise Price and Consideration.

(i)          Exercise Price. The per Share exercise price for the Shares to be delivered pursuant to exercise of an Option will be determined by the Administrator, subject to the following:

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(1)        In the case of an Incentive Stock Option:

a)          granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant.

b)          granted to any Employee other than an Employee described in paragraph (a) immediately above, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(2)        In the case of a Nonstatutory Stock Option, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(3)        Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

(4)        Except for adjustments pursuant to Section 15(a) of the Plan, in no event may any Option granted under the Plan be (A) amended to decrease the exercise price thereof, (B) cancelled in conjunction with the grant of a new Option with a lower exercise price, (C) repurchased for cash, or (D) otherwise be subject to any action that would be treated, for accounting purposes, as a “repricing” of such Options, unless such amendment, cancellation or action is (a) approved by a vote of the Company’s shareholders, or (b) in connection with a substitution of the Option in connection with a corporate transaction, to the extent consistent with Section 409A or Section 422 of the Code, as applicable.

(ii)          Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

(iii)         Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of: (1) cash; (2) check; (3) promissory note; (4) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised and provided that accepting such Shares, in the sole discretion of the Administrator, will not result in any adverse accounting consequences to the Company; (5) consideration received by the Company under a broker-assisted (or other) cashless exercise program implemented by the Company in connection with the Plan; (6) any combination of the foregoing methods of payment; or (7) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws.

(d)         Exercise of Option.

(i)          Procedure for Exercise; Rights as a Shareholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (1) notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option; and (2) full payment for the Shares with respect to which the Option is exercised (together with applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued or transferred into the name of the

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Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 15 of the Plan.

(ii)          Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s termination as the result of the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iii)         Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iv)         Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant’s death. Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(v)          Suspension or Termination of Options for Cause. The Administrator has the authority to cause all outstanding Options held by a Participant to terminate immediately in their entirety upon first notification to the Participant of (A) the termination of the Participant’s relationship as a service provider by the Company for Cause, or (B) the Participant’s material breach of a Proprietary Information and Inventions Agreement, Confidentiality Agreement, or other agreement concerning the Company’s proprietary information and intellectual property rights (a “PIIA”) between the Participant and the Company. If a Participant’s service relationship with the Company is suspended pending an investigation of whether the Participant’s service shall be terminated for Cause or if the Company is conducting an investigation to determine whether the Participant has materially

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breached a PIIA, the Administrator has the authority to cause all the Participant’s rights under all outstanding Options to be suspended during the investigation period in which event the Participant shall have no right to exercise any outstanding Options during such period of suspension. Nothing in this subsection 6(d)(v) shall be construed to prohibit a Participant from, or penalize a Participant for, reporting to any governmental authority, cooperating in any governmental investigation, or testifying or providing evidence in any governmental action as required or permitted by law, court order or administrative action.

7.	Restricted Stock.

(a)         Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such numbers or amounts as the Administrator, in its sole discretion, determines.

(b)         Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, determines. Unless the Administrator determines otherwise, the Company, as escrow agent, will hold Shares of Restricted Stock until the restrictions on such Shares have lapsed.

(c)         Transferability. Except as provided in this Section 7 or in Section 14, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

(d)         Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

(e)         Removal of Restrictions. Except as otherwise provided in this Section 7, Shares of Restricted Stock covered by each Restricted Stock award made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Administrator determines. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

(f)          Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

(g)         Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares, unless the Administrator provides otherwise. Notwithstanding the foregoing, with respect to any unvested Share of Restricted Stock (i) any dividend paid in cash shall accrue during the Period of Restriction but shall not be paid unless and until such Share of Restricted Stock has vested (or such later time as specified by the Administrator) and (ii) any dividend paid in Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which such dividend is paid.

(h)         Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.

8.	Restricted Stock Units.

(a)         Grant of Restricted Stock Units. Subject to the terms and provisions of the Plan, the Administrator may, at any time, grant Restricted Stock Units to Service Providers in such numbers or amounts as the Administrator, in its sole discretion, determines. The Administrator will advise the Participant in an Award Agreement of the terms, conditions, and restrictions related to the grant, including the number of Restricted Stock Units.

(b)         Vesting Criteria and Other Terms. The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Administrator may set vesting

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criteria based upon the achievement of Company-wide, business unit, or individual goals (including, but not limited to, continued status as a Service Provider), or any other basis determined by the Administrator in its discretion.

(c)         Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Administrator. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

(d)         Form and Timing of Payment. Payment of earned Restricted Stock Units will be made on the date(s) determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may settle only earned Restricted Stock Units in cash, Shares, or a combination of both.

(e)         Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.

9.	Stock Appreciation Rights.

(a)         Grant of Stock Appreciation Rights. Subject to the terms and provisions of the Plan, the Administrator may, at any time, grant Stock Appreciation Rights to Service Providers.

(b)         Number of Shares. The Administrator will have complete discretion to determine the number of Shares subject to any Stock Appreciation Rights granted to any Service Provider.

(c)         Exercise Price and Other Terms. The per Share exercise price for the Shares to be issued pursuant to exercise of a Stock Appreciation Right will be determined by the Administrator and will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. Subject to the provisions of the Plan, the Administrator will have complete discretion to determine the terms and conditions of the Stock Appreciation Rights granted under the Plan; provided, however, that except for adjustments pursuant to Section 15(a) of the Plan, in no event may any Stock Appreciation Right granted under the Plan be (a) amended to decrease the exercise price thereof, (b) cancelled in conjunction with the grant of a new Stock Appreciation Right with a lower exercise price, (c) repurchased for cash, or (d) otherwise be subject to any action that would be treated, for accounting purposes, as a “repricing” of such Stock Appreciation Right, unless such amendment, cancellation or action is (i) approved by a vote of the Company’s shareholders, or (ii) in connection with a substitution of the Stock Appreciation Right in connection with a corporate transaction, to the extent consistent with Section 409A of the Code, as applicable.

(d)         Stock Appreciation Right Agreement. Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(e)         Expiration of Stock Appreciation Rights. A Stock Appreciation Right granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 6(d) of the Plan also will apply to Stock Appreciation Rights.

(f)          Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(i)          The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; and

(ii)         (The number of Shares with respect to which the Stock Appreciation Right is exercised.

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At the discretion of the Administrator, the payment upon Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

10.	Performance Units and Performance Shares.

(a)         Grant of Performance Units/Shares. Subject to the terms and provisions of the Plan, the Administrator may, at any time, grant Performance Units/Shares to Service Providers in such numbers or amounts as the Administrator, in its sole discretion, determines.

(b)         Value of Performance Units/Shares. Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

(c)         Performance Objectives and Other Terms. The Administrator will set performance objectives or other vesting provisions (including, without limitation, continued status as a Service Provider) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will vest or be paid out to the Service Provider. The time period during which the performance objectives or other vesting provisions must be met will be called the “Performance Period”. Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, determines. The Administrator may set performance objectives based upon the achievement of Company-wide, divisional, or individual goals, applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.

(d)         Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a Performance Units/Shares, the Administrator, in its sole discretion, may reduce, amend or waive any performance objectives or other vesting provisions for such Performance Units/Shares.

(e)         Form and Timing of Payment of Performance Units/Shares. Unless otherwise determined by the Administrator, payment of earned Performance Units/Shares will be made as soon as practicable after the expiration of the applicable Performance Period. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.

(f)          Cancellation of Performance Units/Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and again will be available for grant under the Plan.

11.	Cash Awards.

(a)         Grant of Cash Awards. Subject to the terms and provisions of the Plan, the Administrator may, at any time, grant Cash Awards to Service Providers in respect of such amounts or units as the Administrator, in its sole discretion, determines.

(b)         Terms of Cash Awards. The Administrator will set the terms of the Cash Awards, including any performance objectives or other vesting provisions, in its discretion. Each Cash Award will be evidenced by an Award Agreement that will specify the terms of the Cash Award, including the time and method of payment or settlement upon vesting.

12.	Clawback/Recoupment.

All Awards granted under the Plan shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (i) any clawback, recoupment or similar policy adopted by the Company, as in effect from time to time, including any policy adopted to comply with applicable law or stock exchange listing standards, or (ii) any applicable law or regulation which imposes mandatory recoupment, under circumstances set forth in such applicable law or regulation.

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13.	Changes in Terms of Employment or Service.

(a)         Leave of Absence. A Service Provider will generally not cease to be an Employee, Director or Contractor where he or she takes a leave of absence approved by the Company. For purposes of Incentive Stock Options, no such leave may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then three (3) months following the ninety-first (91st) day of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

Unless the Administrator provides otherwise and subject to Applicable Laws, the vesting of Awards under the Plan (other than Performance Units and Performance Shares) will be suspended during any unpaid leave of absence. The vesting of Performance Units and/or Performance Shares will not be suspended during any unpaid leave of absence. However, the vesting of Performance Units and Performance Shares will be reduced pro-rata to reflect the period of active employment or service as a proportion of the Performance Period.

(b)         Transfer Between Locations. A Service Provider will not cease to be an Employee, Director or Consultant where his or her employment or service is transferred between different locations of the Company or between the Company, its Parent, or any Subsidiary.

(c)         Part-Time. In the event that a Service Provider’s work time commitment is reduced, the Administrator may, in its discretion, reduce the vesting of the Award correspondingly on a pro-rata basis measured over the vesting period or the Performance Period, as applicable.

14.	Transferability of Awards.

Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.

15.	Adjustments; Dissolution or Liquidation; Merger or Change in Control.

(a)         Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of Shares that may be delivered under the Plan and/or the number, class, and price of Shares covered by each outstanding Award, and the numerical Share limits in Section 3 of the Plan.

(b)         Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

(c)         Change in Control. In the event of a merger or Change in Control, each outstanding Award will be treated as the Administrator determines at the relevant time or as set out in the Award Agreement, including, without limitation, that each Award may be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. The Administrator will not be required to treat all Awards similarly in the transaction.

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In the event that the successor corporation does not assume or substitute for the Award or does not replace the Award with a comparable cash incentive program of the successor corporation (or a Parent or Subsidiary of the successor corporation) based on the value of the Award at the time of the consummation of the transaction (“Replacement Incentive Program”) in connection with a merger or Change in Control, the Participant will fully vest in and have the right to exercise all of his or her outstanding Options and Stock Appreciation Rights, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met. In addition, if an Option or Stock Appreciation Right is not assumed, substituted or replaced by a Replacement Incentive Program in the event of a merger or Change in Control, the Administrator will notify the Participant in writing or electronically that the Option or Stock Appreciation Right will be exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right will terminate upon the expiration of such period.

If the Participant’s employment is terminated without Cause or as a result of a Constructive Termination in connection with, or at any time within twelve (12) months after, the consummation of a Change in Control, the Participant will fully vest in and have the right to exercise all of his or her outstanding Options and Stock Appreciation Rights, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met.

For the purposes of this subsection 15(c), an Award will be considered assumed or substituted if, following Change in Control, it: (A) provides the Participant with rights and entitlements substantially equivalent to or better than the rights, terms and conditions applicable to the Award to be assumed or substituted, including, but not limited to, identical or better vesting or exercise schedules; (B) have substantially equivalent value to such Award (determined by the Administrator at the time of the Change in Control); and (C) be based on stock that is traded on an established U.S. securities market or an established securities market outside the U.S. upon which the Participants could readily trade the stock without administrative burdens or complexities. Notwithstanding anything in this Section 15(c) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent; provided, however, a modification to such performance goals only to reflect the successor corporation’s post- Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

(d)         Outside Director Awards. With respect to Awards granted to an Outside Director that are assumed or substituted for, if on the date of or following such assumption or substitution the Participant’s status as a Director or a director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the Participant (unless such resignation is at the request of the acquirer), then the Participant will fully vest in and have the right to exercise Options and/or Stock Appreciation Rights as to all of the Shares underlying such Award, including those Shares which would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Performance Units and Performance Shares, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met.

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16.	Tax Withholding.

(a)         Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, foreign or other taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).

(b)         Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation): (a) paying cash; (b) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld; or (c) delivering to the Company already-owned Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

17.	Compliance with Section 409A.

(a)         It is intended that the provisions of the Plan comply with Section 409A of the Code (“Section 409A”), and all provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. Notwithstanding any provision of the Plan to the contrary, the Company reserves the right to make amendments to any Award as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A.

(b)         If an Award is subject to Section 409A and payment is due upon a termination of employment or service, payment shall be made upon a separation from service within the meaning of Section 409A.

(c)         No payment shall be accelerated upon a transaction under Section 15 to the extent such acceleration would result in adverse tax consequences under Section 409A.

(d)         If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (A) such Participant is a specified employee (within the meaning of Section 409A of the Code) and (B) an amount payable pursuant to an Award is subject to Section 409A, the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest, on the first day of the seventh month following such separation from service.

(e)         Nothing in the Plan or in an Award Agreement shall be interpreted or construed to transfer any liability for any tax (including a tax or penalty due as a result of a failure to comply with Section 409A) to the Company, any Subsidiary or Parent, or to any other individual or entity, and the Company shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A is not so exempt or compliant.

18.	No Effect on Employment or Service.

Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company, nor will they interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

19.	Date of Grant.

The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

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20.	Term of Plan.

(a)         The Plan originally became effective as of June 16, 2027, and was amended and restated effective as of each of June 7, 2019, June 11, 2021 and June 23, 2023. The Restatement will become effective upon the approval by the Company’s shareholders at the Company’s 2026 annual meeting of shareholders (the “Restatement Effective Date”).

(b)         The Plan shall continue in effect for a term of ten (10) years from the Restatement Effective Date, unless terminated earlier under Section 21 of the Plan.

21.	Amendment and Termination of the Plan.

(a)         Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.

(b)         Shareholder Approval. The Company will obtain shareholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c)         Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

22.	Conditions Upon Issuance of Shares.

(a)         Legal Compliance. Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b)         Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

23.	Funding of Plan.

The Plan is intended to be an unfunded plan. The Company shall not be required to establish or fund any special or separate account or to make any other segregation of assets to assure the payment of any Award under the Plan. Participant are and shall at all times be general creditors of the Company with respect to their Awards. If the Administrator or the Company chooses to set aside fund in a trust or otherwise for the payment of Awards under the Plan, such funds shall at all times be subject to the claims of the creditors of the Company in the event of its bankruptcy or insolvency.

24.	Inability to Obtain Authority.

The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority will not have been obtained.

25.	Shareholder Approval.

The Plan will be subject to approval by the shareholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such shareholder approval will be obtained in the manner and to the degree required under Applicable Laws.

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26.	Severability.

If any provision of the Plan or any Award is, becomes, or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Participant, such provision shall be construed or deemed amended to conform with applicable law, or if the provision cannot be so construed or deemed amended without, in the sole discretion of the Administrator, materially altering the intent of the Plan or the Award, such provision shall be severed as to the jurisdiction or Participant and the remainder of the Plan and any such Award shall remain in full force and effect.

27.	Governing Law.

The validity and construction of the Plan and any Award Agreements thereunder shall be governed by the laws of the State of Washington, excluding any conflicts or choice of law rules or principles that might otherwise refer construction or interpretation of any provision of the Plan or an Award Agreement to the substantive law of another jurisdiction.

Omeros Corporation	2026 Proxy Statement | 81

OMEROS CORPORATION The Omeros Building 201 Elliott Avenue West Seattle, Washington 98119

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY V95772-P53108 OMEROS CORPORATION 201 ELLIOTT AVENUE WEST SEATTLE, WA 98119 ! ! ! ! ! ! Nominees: 2. Approval of advisory resolution on executive compensation. 3. Approval of the Amended and Restated Omeros Corporation Omnibus Incentive Compensation Plan. The Board of Directors recommends you vote FOR Proposals 2, 3, and 4. 4. Ratification of Ernst & Young LLP as independent registered public accounting firm for 2026. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. 1. Election of Directors. For Against Abstain OMEROS CORPORATION The Board of Directors recommends you vote FOR the following: ! ! ! 1a. Thomas J. Cable 1b. Peter A. Demopulos, M.D. 1c. Diana T. Perkinson, M.D. ! ! ! For Against Abstain ! ! ! ! ! ! SCAN TO VIEW MATERIALS & VOTE w VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 17, 2026. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/OMER2026 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 17, 2026. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

V95773-P53108 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. OMEROS CORPORATION 2026 Annual Meeting of Shareholders June 18, 2026 at 10:00 a.m. Pacific Time This proxy is solicited by the Board of Directors The shareholder hereby appoints Gregory A. Demopulos, M.D. and Peter B. Cancelmo, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Omeros Corporation that the shareholder is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2026 Annual Meeting of Shareholders to be held virtually via the Internet at www.virtualshareholdermeeting.com/OMER2026 on June 18, 2026 at 10:00 a.m. Pacific Time, or at any adjournment or postponement thereof, with all powers that the shareholder would possess if present at the 2026 Annual Meeting. The shareholder hereby acknowledges receipt of the Company's Proxy Statement in connection with the 2026 Annual Meeting and hereby revokes any proxy or proxies previously given. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations: "FOR" all nominees listed in proposal 1, "FOR" proposals 2, 3, and 4 and in the discretion of the proxies on such other matters as may properly come before the meeting, including, among other things, consideration of any motion for adjournment of the meeting. Continued and to be signed on reverse side